EXECUTION VERSION

                              ACQUISITION AGREEMENT

      THIS AGREEMENT is made as of February 9, 2007,

B E T W E E N:

            FS ACQUISITION CORP., a corporation incorporated under the laws of the Province of British Columbia
            (the "PURCHASER")

                                     - and -

            FOUR SEASONS HOTELS INC., a corporation incorporated under the laws of the Province of Ontario ("FOUR
            SEASONS").

      NOW THEREFORE, in consideration of the covenants and agreements herein contained, the parties agree as follows:

                                    ARTICLE I
                                 INTERPRETATION

1.1   DEFINITIONS

      In this Agreement, unless something in the subject matter or the context is inconsistent therewith:

      "ACQUISITION PROPOSAL" means, any proposal or offer (written or oral) relating to any merger, consolidation, amalgamation, take-over bid, tender offer, exchange offer, arrangement, recapitalization, liquidation, dissolution, share exchange, sale of assets representing 20% or more of the net income, revenues or assets of Four Seasons and its subsidiaries, taken as a whole (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale of assets representing 20% or more of the net income, revenues or assets of Four Seasons and its subsidiaries, taken as a whole), purchase or sale of shares or other securities of Four Seasons or any of its subsidiaries or rights or interests therein or thereto representing 20% or more of the voting power of the capital of Four Seasons (in terms of number of shares or voting power) or any of its subsidiaries representing 20% or more of the net income, revenues or assets of Four Seasons and its subsidiaries, taken as a whole, or similar transactions involving Four Seasons and/or such subsidiaries, excluding the Arrangement and the transactions contemplated by this Agreement;

      "AFFILIATE" has the meaning ascribed thereto in the Securities Act; and for purposes of this Agreement (other than Section 7.5), the Bill & Melinda Gates Foundation Trust shall not be considered an affiliate of Cascade or the Purchaser;

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      "AGREEMENT" means this acquisition agreement as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

      "ARRANGEMENT" means an arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with
      Section 8.3 hereof or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

      "ARRANGEMENT RESOLUTION" means the special resolution of the holders of Four Seasons Shares, to be substantially in the form and content of Schedule B;

      "ARTICLES OF ARRANGEMENT" means the articles of arrangement of Four Seasons in respect of the Arrangement, required by the OBCA to be sent to the Director after the Final Order is made;

      "BOARD" means the board of directors of Four Seasons;

      "BUSINESS DAY" means any day, other than a Saturday, a Sunday and a statutory holiday in Toronto, Ontario, Canada, Seattle, Washington, United States of America or New York, New York, United States of America;

      "CASCADE" means Cascade Investment, L.L.C.;

      "CLOSING DATE" has the meaning ascribed thereto in Section 2.3;

      "COMMERCIALLY REASONABLE EFFORTS" with respect to any Party means the agreement of such Party to cooperate and to use its reasonable efforts consistent with commercial practice on the part of a person desirous of achieving a result without (a) payment or incurrence of any liability or obligation, other than reasonable expenses, or (b) the requirement to initiate or commence litigation;

      "COMMITMENT LETTERS" has the meaning ascribed thereto in Section 4.1(c);

      "COMPETITION ACT" means the COMPETITION ACT (CANADA), as amended from time to time;

      "CONFIDENTIALITY AGREEMENTS" means (a) the letter agreement dated November 4, 2006, as amended, between Kingdom and Four Seasons pursuant to which Kingdom has been provided with access to confidential information of Four Seasons and (b) the letter agreement dated June 2, 2006, as amended, between Cascade and Four Seasons pursuant to which Cascade has been provided with access to confidential information of Four Seasons, in each case as may be further amended from time to time;

      "CONTRACT" means any contract, agreement, license, franchise, lease, arrangement, commitment, understanding or other right or obligation (written or oral) to which Four Seasons or any of its subsidiaries is a party or by which Four Seasons or any of its subsidiaries is bound or affected or to which any of their respective properties or assets is subject, other than, in each case, the Four Seasons Plans;

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      "CONVERTIBLE NOTES TENDER OFFER" has the meaning ascribed thereto in
      Section 7.13;

      "COURT" means the Ontario Superior Court of Justice;

      "DATA ROOM" means the data room established by Four Seasons at the offices of Goodmans LLP;

      "DEBT FINANCING" has the meaning ascribed thereto in Section 4.1(c);

      "DIRECTOR" means the Director appointed pursuant to Section 278 of the OBCA;

      "DISCLOSURE LETTER" means the letter of disclosure dated as of the date of this Agreement and signed by one or more officers of Four Seasons (other than Isadore Sharp) and delivered to the Purchaser;

      "DISSENT RIGHTS" means the rights of dissent in respect of the Arrangement described in Article 4 of the Plan of Arrangement;

      "EFFECTIVE TIME" has the meaning ascribed thereto in the Plan of Arrangement;

      "ENVIRONMENT" means the natural environment (including soil, land surface or subsurface strata), surface waters, groundwater, sediment, ambient air (including all layers of the atmosphere), organic and inorganic matter and living organisms, and any other environmental medium or natural resource and all sewer systems;

      "ENVIRONMENTAL LAWS" means all applicable Laws (including in the United States, the COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT) relating to public health and safety, noise control, pollution or the protection of the Environment or to the generation, production, installation, use, storage, treatment, transportation, Release or threatened Release of Hazardous Substances, including civil responsibility for acts or omissions with respect to the Environment, and all Permits issued pursuant to such Laws;

      "EQUITY FUNDING LETTER" has the meaning ascribed thereto in Section
      4.1(c);

      "EXCHANGE" or "EXCHANGES" means the Toronto Stock Exchange and/or the New York Stock Exchange, as applicable;

      "EXCHANGE ACT" means the UNITED STATES SECURITIES EXCHANGE ACT OF 1934, as amended;

      "FINAL ORDER" means the final order of the Court approving the Arrangement, as such order may be amended or varied at any time prior to the Effective Time or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

      "FINANCIAL ADVISOR" has the meaning ascribed thereto in Section 3.1(a);

      "FOUR SEASONS CIRCULAR" means the notice of the Four Seasons Meeting and accompanying Four Seasons management information circular, including all schedules, appendices and exhibits thereto, to be sent to the shareholders of Four Seasons in

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      connection with the Four Seasons Meeting, as amended, supplemented or otherwise modified;

      "FOUR SEASONS CONVERTIBLE NOTES" means the $250,000,000 aggregate amount of 1.875% convertible senior notes of Four Seasons maturing July 30, 2024;

      "FOUR SEASONS CURRENT PUBLIC DISCLOSURE" means the disclosure made by Four Seasons in its Form 40-F dated March 9, 2006 and its Forms 6-K dated May 5, 2006, August 10, 2006 and November 9, 2006 filed on the Electronic Document Gathering, Analysis and Retrieval System (EDGAR), excluding any documents incorporated by reference therein but including any exhibits attached thereto;

      "FOUR SEASONS EMPLOYEES" means all employees of Four Seasons and its subsidiaries, other than those employees in respect of whom an owner of a hotel managed by Four Seasons or its subsidiaries is liable pursuant to a written and enforceable agreement to reimburse and/or indemnify Four Seasons or any of its subsidiaries for all costs and expenses of, and liabilities related to, such employees;

      "FOUR SEASONS FINANCIAL STATEMENTS" has the meaning ascribed thereto in
      Section 3.1(i);

      "FOUR SEASONS MEETING" means the special meeting of Four Seasons Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement;

      "FOUR SEASONS OPTION" means an option to purchase Limited Voting Shares granted under the Four Seasons Stock Option Plan;

      "FOUR SEASONS ORGANIZATIONAL DOCUMENTS" has the meaning ascribed thereto in Section 3.1(b);

      "FOUR SEASONS PLANS" has the meaning ascribed thereto in Section
      3.1(r)(i);

      "FOUR SEASONS' PUBLIC DISCLOSURE RECORD" means all documents filed on the System for Electronic Document Analysis Retrieval (SEDAR) or the Electronic Document Gathering, Analysis and Retrieval System (EDGAR) after December 31, 2003;

      "FOUR SEASONS SHAREHOLDERS" means the holders of Four Seasons Limited Voting Shares;

      "FOUR SEASONS SHARES" means, collectively, the Limited Voting Shares and the Variable Multiple Voting Shares;

      "FOUR SEASONS STOCK OPTION PLAN" means the Four Seasons Restated Director, Executive and Employee Stock Option Plan, as amended through February 26, 2004;

      "GAAP" means Canadian generally accepted accounting principles;

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      "GOVERNMENTAL ENTITY" means (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau or agency, domestic or foreign,
      (b) any subdivision, agent or authority of any of the foregoing or (c) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

      "HAZARDOUS SUBSTANCES" means any waste or other substance that is prohibited, listed, defined, designated or classified as dangerous, hazardous, radioactive, explosive or toxic or a pollutant or a contaminant under or pursuant to any applicable Environmental Laws, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials or any substance which is deemed under Environmental Laws to be deleterious to natural resources or worker or public health and safety;

      "HSR ACT" means the United States HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, as amended from time to time;

      "IMMATERIAL SUBSIDIARY" means any subsidiary of Four Seasons that (a) is not a material subsidiary, (b) held assets with an aggregate book value not exceeding $5,000,000 as at the end of the subsidiary's most recently completed fiscal year, (c) generated revenues (other than any employee cost reimbursements from property owners, dividends from subsidiaries and revenues from food and beverage operations in connection with managed properties) not exceeding $5,000,000 in the subsidiary's most recently completed fiscal year (to be calculated on a pro rata basis in the event that such subsidiary was not in existence for the entire most recently completed fiscal year), and (d) is not a party to a Management Agreement;

      "INCLUDING" means including without limitation, and "INCLUDE" and "INCLUDES" have a corresponding meaning;

      "INDEBTEDNESS" means, with respect to any person, without duplication but excluding indebtedness between a person and its wholly-owned subsidiaries
      (a) indebtedness of such person for borrowed money, secured or unsecured,
      (b) every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, (c) every obligation of such person under purchase money mortgages, conditional sale agreements or other similar instruments relating to purchased property or assets, (d) every capitalized lease obligation of such person, (e) every obligation of such person under interest rate cap, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof), and (f) every obligation of the type referred to above of any other person, the payment of which such person has guaranteed or for which such person is otherwise responsible or liable;

      "INDENTURE" has the meaning ascribed thereto in Section 3.1(e);

      "INTELLECTUAL PROPERTY RIGHTS" has the meaning ascribed thereto in
      Section 3.1(t);

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      "INTERESTED SHAREHOLDERS" means, collectively, (i) Isadore Sharp, Triples, the Purchaser, Kingdom, Cascade and their respective directors and senior officers, (ii) any other related party of Isadore Sharp, Triples, the Purchaser, Kingdom or Cascade within the meaning of Ontario Securities Commission Rule 61-501 and the Autorite des marches financiers du Quebec Regulation Q-27, subject to the exceptions set out therein, (iii) any interested party to the Arrangement within the meaning of Ontario Securities Commission Rule 61-501 and the Autorite des marches financiers du Quebec Regulation Q-27, and (iv) any person that is a joint actor with any of the foregoing for the purposes of Ontario Securities Commission
      Rule 61-501 and the Autorite des marches financiers du Quebec Regulation Q-27.

      "INTERIM ORDER" means the interim order of the Court, as the same may be amended in respect of the Arrangement, as contemplated by Section 2.2;

      "JV INTERESTS" has the meaning ascribed thereto in Section 3.1(g);

      "KINGDOM" means Kingdom Hotels International;

      "LAW" or "LAWS" means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity or self-regulatory authority (including either of the Exchanges), and the term "APPLICABLE" with respect to such Laws (including Environmental Laws) and in a context that refers to one or more Parties, means such Laws as are applicable to such Party or its business, undertaking, property or securities and emanate from a person having jurisdiction over the Party or Parties or its or their business, undertaking, property or securities;

      "LEASE DOCUMENTS" has the meaning ascribed thereto in Section
      3.1(n)(ii);

      "LEASED PROPERTIES" has the meaning ascribed thereto in Section
      3.1(n)(ii);

      "LEGAL ACTIONS" has the meaning ascribed thereto in Section 3.1(l);

      "LENDER" has the meaning ascribed thereto in Section 4.1(c);

      "LIENS" means any hypothecations, mortgages, liens, charges, security interests, pledges, claims, encumbrances and adverse rights or claims;

      "LIMITED VOTING SHARES" means the limited voting shares of Four Seasons;

      "MANAGEMENT AGREEMENTS" has the meaning ascribed thereto in Section 3.1(p)(i)(H);

      "MATERIAL ADVERSE EFFECT" means, when used in connection with Four Seasons, any fact, circumstance, change, effect, matter, action, condition, event or occurrence that, individually or in the aggregate with all other facts, circumstances, changes, effects, matters, actions, conditions, events or occurrences, (a) is material and adverse to the

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      business, affairs, assets, operations, results of operations, or financial condition of Four Seasons and its subsidiaries, taken as a whole, or (b) would materially impair or delay the consummation of the transactions contemplated by this Agreement by Four Seasons beyond the Outside Date or materially impair or delay the ability of Four Seasons to perform its obligations hereunder provided that the pendency of any litigation seeking to restrain, enjoin or otherwise prohibit the consummation of the Arrangement shall be disregarded for the purpose of this clause (b), other than, in the case of either clause (a) or (b) above, any fact, circumstance, change, effect, matter, action, condition, event or occurrence resulting from (i) the announcement of the execution of this Agreement or the transactions contemplated hereby or the performance of any obligation hereunder, (ii) changes in the U.S. or Canadian economies or securities or currency markets in general, (iii) changes generally affecting the hospitality business in one or more countries or geographic markets where Four Seasons and its subsidiaries operate or conduct business, (iv) any change in applicable Laws, regulations or GAAP, (v) any natural disaster, or (vi) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, except in the case of clauses (iii), (iv), (v) and (vi) to the extent any such fact, circumstance, change, effect, matter, action, condition, event or occurrence has had a materially disproportionate effect on Four Seasons and its subsidiaries, taken as a whole, compared to other persons in the five-star hospitality management business in one or more countries or geographic markets so affected; provided that (x) a failure to meet any earnings estimates previously made public by Four Seasons, or (y) any decrease in the market price or any decline in the trading volume of the Limited Voting Shares on either of the Exchanges shall not, in and of itself, constitute a Material Adverse Effect; provided, however, that any fact, circumstance, change, effect, matter, action, condition, event or occurrence underlying any such decrease in market price or decline in trading volume that is not excluded pursuant to clause (i) through (vi) may be considered in determining whether there has been a Material Adverse Effect;

      "MATERIAL CONTRACTS" has the meaning ascribed thereto in Section 3.1(p)(i)(J);

      "MATERIAL FACT" has the meaning ascribed thereto in the SECURITIES ACT;

      "MATERIAL SUBSIDIARIES" means those subsidiaries of Four Seasons which are listed in Section 3.1(b) of the Disclosure Letter;

      "MD&A" has the meaning ascribed thereto in Section 3.1(i);

      "OBCA" means the BUSINESS CORPORATIONS ACT (Ontario) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

      "OTHER PLAN" has the meaning ascribed thereto in Section 3.1(r)(i);

      "OUTSIDE DATE" means June 30, 2007, subject to the right of either Party to postpone the Outside Date for up to an additional 90 days (in 30-day increments) if the Regulatory Approvals have not been obtained and have not been denied by a non-appealable decision of a Governmental Entity, by giving written notice to the other Party to such effect no

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      later than 5:00 p.m. (Eastern time) on the date that is not less than 15 days prior to the original Outside Date (and any subsequent Outside Date), or such later date as may be agreed to in writing by the Parties; provided that notwithstanding the foregoing, a Party shall not be permitted to postpone the Outside Date if the failure to obtain a Regulatory Approval is materially the result of such Party's failure to cooperate in accordance with Section 5.5(a) in obtaining such Regulatory Approval;

      "OWNED REAL PROPERTIES" has the meaning ascribed thereto in Section 3.1(n)(i);

      "PARTIES" means, collectively, the Purchaser and Four Seasons, and "PARTY" means either of them;

      "PERMIT" means any license, permit, certificate, consent, order, grant, approval, classification, registration, flagging or other authorization of and from any Governmental Entity, including any liquor license;

      "PERMITTED LIENS" means, in respect of any property or asset of any person at any time, any one or more of the following:

      (a) Liens for current real estate Taxes and assessments not yet due and payable or Liens for income and similar Taxes that are being contested in good faith and for which Four Seasons has made adequate provision in accordance with GAAP;

      (b) inchoate mechanics' and materialmen's Liens for construction in progress;

      (c) to the extent such Liens would not reasonably be expected to have a Material Adverse Effect, (i) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of Four Seasons or a subsidiary thereof consistent with past practice, (ii) all matters of record, whether or not registered, which do not individually or in the aggregate render title to any real estate asset invalid or unmarketable, and (iii) all Liens and other imperfections of title and encumbrances which would not reasonably be expected to materially interfere with the conduct of the business of Four Seasons or a subsidiary thereof;

      (d) rights reserved to or vested in any Governmental Entity by the terms of any lease, license, franchise, grant or permit, or by any statutory provision, to terminate the same, to take action which results in an expropriation or condemnation, or to require annual or other payments as a condition to the continuance thereof;

      (e) deposits of cash or securities in connection with any appeal, review or contestation of any Lien or any matter giving rise to any Lien described in (a) or (c) above and for which adequate reserves have been provided for in the books of Four Seasons in accordance with GAAP;

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     (f)  the provisions of applicable Law including zoning, land use and building restrictions, by-laws, regulations and ordinances of federal, state, provincial, municipal or other governmental bodies or regulatory authorities, including municipal by-laws and regulations, airport zoning regulations, restrictive covenants and other land use limitations, public or private, by-laws and regulations and other similar Liens or privileges in respect of real property which in the aggregate do not materially impair the use of such property by such person in the operation of its business, and which are not violated in any material respect by existing or proposed structures or land use;

     (g) Permits, reservations, water course, right of access or user licenses, easements, rights of way, restrictions, building schemes, licenses, restrictive covenants and servitudes, rights of access or use, airport zoning regulations and other similar rights in land (including licenses, easements, rights of way, servitudes and rights in the nature of easements for walkways, sidewalks, public ways, sewers, drains, gas, soil, steam and water mains or pipelines, electrical lights and power, telephone, television and cable conduits, poles, wires or cables) granted to, reserved or taken by any person which would not materially impair the use of the real property to which they relate, and any rights reserved or vested in any Governmental Entity or public or private utility or railway company by the terms of any lease, licence, franchise, grant, agreement or permit, subdivision, development, servicing, encroachment, site plan or other similar agreement with any Governmental Entity or public or private utility or railway company that would not materially impair the use of the real property to which they relate;

     (h) purchase money security interests securing Indebtedness in the ordinary course of business;

     (i) security given by such person to a public utility or any Governmental Entity, when required by such utility or Governmental Entity in connection with the operations of such person, in the ordinary course of business;

     (j) the reservations, limitations, exceptions, provisos and conditions, if any, expressed in the original grant from the Crown, including the reservation for mines and minerals in the Crown or in any other person;

     (k) encroachments by any real property over adjoining lands or easements, or rights of way and encroachments over any of the real property by improvements of adjoining land owners or agreements relating to any of the foregoing; and

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     (l)  guest rental and license arrangements, residency agreements and customer contracts and all other leases, agreements to lease, agreements in the nature of a lease and occupancy agreements;

      "PERSON" includes an individual, limited or general partnership, limited liability company, limited liability partnership, trust, joint venture, association, body corporate, unincorporated organization, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

      "PLAN OF ARRANGEMENT" means the plan of arrangement, substantially in the form of Schedule A hereto and any amendments or variations thereto made in accordance with Section 8.3 hereof or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

      "POST-SIGNING RETURNS" has the meaning ascribed thereto in Section
      7.10(1);

      "PRE-ACQUISITION REORGANIZATION" has the meaning ascribed thereto in
      Section 5.2;

      "PROPERTIES" has the meaning ascribed thereto in Section 3.1(n)(ii);

      "PURCHASER MATERIAL ADVERSE EFFECT" means any fact, circumstance, change, effect, matter, action, condition, event or occurrence that, individually or in the aggregate with all other facts, circumstances, changes, effects, matters, actions, conditions, events or occurrences, would reasonably be expected to materially impair or delay the consummation of the transactions contemplated by this Agreement by the Purchaser beyond the Outside Date or materially impair or delay the ability of the Purchaser to perform its obligations hereunder;

      "PURCHASER PARTIES" means, collectively, Cascade, Kingdom and Triples;

      "PURCHASER PAYMENT PARTIES" means collectively, FS Acquisition Corp., Kingdom Investments I (TSF) Sarl and Triples.

      "REGULATORY APPROVALS" means (i) those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities set forth in Schedule C, and (ii) such other sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under any Law that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities required to consummate the Plan of Arrangement, except, in the case of (ii) only, for those sanctions, rulings, consents, orders, exemptions, permits and other approvals, the failure of which to obtain individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or a Purchaser Material Adverse Effect, and for greater certainty, except, in the case of (i) and (ii), for such sanctions, rulings, consents, orders,

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                                       -11-

      exemptions, permits and other approvals required solely in connection with any Pre-Acquisition Reorganization or the Debt Financing;

      "RELEASE" has the meaning prescribed in any Environmental Law and includes any sudden, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, into the environment;

      "REQUIRED VOTE" has the meaning ascribed thereto in Section 2.2(b);

      "RETURNS" means all reports, forms, elections, designations, schedules, statements, estimates, declarations of estimated tax, information statements and returns required to be filed with a Governmental Entity with respect to Taxes;

      "SARBANES-OXLEY ACT" means the United States SARBANES-OXLEY ACT OF 2002 and the rules and regulations promulgated under such Act;

      "SCHEDULE 13E-3" means the Rule 13e-3 transaction statement on Schedule 13E-3 under the Exchange Act to be filed by Four Seasons, Cascade, Kingdom, Triples and Isadore Sharp in connection with this Agreement and the Plan of Arrangement;

      "SECURITIES ACT" means the SECURITIES ACT (Ontario) and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time;

      "SECURITIES AUTHORITIES" means the applicable securities commissions and other securities regulatory authorities in Canada and the United States;

      "SECURITIES LAWS" means the SECURITIES ACT, all other applicable Canadian provincial and United States federal and state securities laws, rules and regulations and published policies thereunder; "SPECIAL COMMITTEE" means the special committee of independent members of the Board formed in relation to the proposal to effect the transactions contemplated by this Agreement;

      "SPONSOR GUARANTEE" has the meaning ascribed thereto in Section 4.1(c);

      "SUBSIDIARY" means, with respect to a specified person, any person of which at least 50% of the voting power ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified person and shall include any person over which such specified person exercises direction or control or which is in a like relation to a subsidiary;

      "SUPERIOR PROPOSAL" shall mean any unsolicited bona fide written Acquisition Proposal (i) that relates to not less than 50.1% of the outstanding Limited Voting Shares or assets of Four Seasons or any of its subsidiaries representing not less than 50.1% of the assets of Four Seasons and its subsidiaries taken as a whole,
      (ii) that is reasonably capable of being completed without undue delay, taking into account to the extent considered appropriate by the Board, all financial, legal, regulatory and other aspects of such proposal and the person making such proposal, (iii) which the Board determines, in its good faith judgment, after receiving the advice of its outside legal and Financial Advisors and after taking into account all the terms and conditions of the Acquisition Proposal, is on terms and conditions more favourable from a financial point of view to the Four Seasons Shareholders (other than Interested Shareholders, provided that the terms and conditions of such Acquisition Proposal apply equally to all Four Seasons Shareholders) than those contemplated by this Agreement, and (iv) for which financing, to the extent required, is then committed.

      "TAX ACT" means the INCOME TAX ACT (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

      "TAXES" means any and all domestic and foreign federal, state, provincial, municipal and local taxes, assessments and other governmental charges, duties, impositions and liabilities imposed by any Governmental Entity, including Canada Pension Plan and Provincial pension plan contributions, installments, unemployment insurance contributions and employment insurance contributions, worker's compensation and deductions at source, including taxes based on or measured by gross receipts, income, profits, sales, capital, use, and occupation, and including goods and services, value added, AD VALOREM, transfer, franchise, withholding, customs, payroll, recapture, employment, excise and property duties and taxes, together with all interest, penalties, fines and additions imposed with respect to such amounts;

      "TECHNOLOGY" has the meaning ascribed thereto in Section 3.1(t);

      "TERMINATION FEE" has the meaning ascribed thereto in Section 7.3;

      "TRIPLES" means Triples Holdings Limited;

      "VALUATION AND FAIRNESS OPINION" means the formal valuation of the Limited Voting Shares prepared by the Financial Advisor, as required pursuant to Ontario Securities Commission Rule 61-501 and the Autorite des marches financiers du Quebec Regulation Q-27, and the opinion of the Financial Advisor to the Special Committee as to the fairness, from a financial point of view, of the consideration being offered under the Arrangement to Four Seasons Shareholders, other than the Interested Shareholders; and

      "VARIABLE MULTIPLE VOTING SHARES" means the variable multiple voting shares of Four Seasons.

1.2   INTERPRETATION NOT AFFECTED BY HEADINGS

      The division of this Agreement into Articles and Sections and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and Schedules are to Articles and Sections of and Schedules to this Agreement.

1.3   INTERPRETATION

      In this Agreement words importing the singular number include the plural and VICE VERSA, and words importing any gender include all genders. The term "third party" means any person other than Four Seasons, the Purchaser or any of the Purchaser Parties. The term "made available" means that (i) copies of the subject materials were included in the Data Room on or prior to February 7, 2007, (ii) copies of the subject materials were provided to the Purchaser, or
(iii) the subject material was listed in the Disclosure Letter or referred to in the Data Room on or prior to February 7, 2007 and copies were provided to the Purchaser by Four Seasons if requested.

1.4   DATE FOR ANY ACTION

      If the date on which any action is required to be taken hereunder by a Party is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.

1.5   STATUTORY REFERENCES

      In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulations made thereunder.

1.6   CURRENCY

      Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of the United States of America and "$" refers to United States dollars.

1.7   ACCOUNTING PRINCIPLES

      Wherever in this Agreement reference is made to a calculation to be made or an action to be taken in accordance with GAAP, such reference will be deemed to be to the GAAP from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which such calculation or action is made or taken or required to be made or taken.

1.8   KNOWLEDGE

      In this Agreement (other than in Section 3.1(v)), references to "the knowledge of Four Seasons" means the actual knowledge, in their capacity as officers of Four Seasons and not in their personal capacity, of Sarah Cohen, John M. Davison, Craig O. Reith, Kathleen Taylor or Randolph Weisz, after reasonable inquiry within Four Seasons.

1.9   SCHEDULES

      The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

      Schedule A     -   Plan of Arrangement
      Schedule B     -   Special Resolution of the Four Seasons Shareholders
      Schedule C     -   Regulatory Approvals

                                   ARTICLE II
                                THE ACQUISITION

2.1   IMPLEMENTATION STEPS BY FOUR SEASONS

      Four Seasons covenants in favour of the Purchaser that Four Seasons shall:

          (a) subject to the terms of this Agreement, as soon as reasonably practicable, but in any event in sufficient time to hold the Four Seasons Meeting in accordance with Section 2.1(b), apply in a manner reasonably acceptable to Purchaser under Section 182 of the OBCA for the Interim Order;

          (b) subject to the terms of this Agreement and in accordance with the Interim Order, as soon as reasonably practicable, but in no event later than the fifth business day immediately preceding the Outside Date, convene and hold the Four Seasons Meeting for the purpose of considering the Arrangement Resolution;

          (c) not cancel the Four Seasons Meeting without the Purchaser's prior written consent;

          (d) subject to compliance by the directors and officers of Four Seasons with their fiduciary duties, use commercially reasonable efforts to solicit from the Four Seasons Shareholders proxies in favour of the approval of the Arrangement Resolution;

          (e) subject to obtaining such approvals as are required by the Interim Order, proceed with and diligently pursue the application to the Court for the Final Order; and

          (f)  subject to obtaining the Final Order and in accordance with
               Section 2.3, send to the Director, for endorsement and filing by the Director, the Articles of Arrangement and such other documents as may be required in connection therewith under the OBCA to give effect to the Arrangement.

2.2   INTERIM ORDER

      The notice of motion for the application referred to in Section 2.1(a) shall request that the Interim Order provide:

          (a) for the class of persons to whom notice is to be provided in respect of the Arrangement and the Four Seasons Meeting and for the manner in which such notice is to be provided;

          (b) that, subject to the approval of the Court, the requisite approval for the Arrangement Resolution shall be (i) 66(2)/3 % of the votes cast on the Arrangement Resolution by Four Seasons Shareholders and of the votes cast on the Arrangement Resolution by the holder(s) of the Variable Multiple Voting Shares (including by way of a written resolution of the holder(s) of the Variable Multiple Voting Shares), each voting separately as a class, present in person or represented by proxy at the Four Seasons Meeting, and (ii) a majority of the votes cast on the Arrangement Resolution by the Four Seasons Shareholders (other than the Interested Shareholders), present in person or represented by proxy at the Four Seasons Meeting voting separately as a class (such approval described in this Section 2.2(b), the "REQUIRED VOTE");

          (c) that the terms, restrictions and conditions of the by-laws and articles of Four Seasons, including quorum requirements and all other matters, shall apply in respect of the Four Seasons Meeting;

          (d)  for the grant of the Dissent Rights; and

          (e) for the notice requirements with respect to the presentation of the application to the Court for a Final Order.

2.3   ARTICLES OF ARRANGEMENT; CLOSING

      The Articles of Arrangement shall implement the Plan of Arrangement. On the second business day after the satisfaction or waiver (subject to applicable
Laws) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Closing Date) set forth in
Article VI but, in any event, not earlier than March 15, 2007, and unless another time or date is agreed to in writing by the parties hereto (the "CLOSING DATE"), the Articles of Arrangement shall be filed with the Director. At the Effective Time, among other things, each Limited Voting Share outstanding immediately prior to the Effective Time will be exchanged as provided in the Plan of Arrangement, and the Arrangement will, from and after the Effective Time, have all of the effects provided by applicable Laws, including the OBCA. The closing of the transactions contemplated hereby and by the Arrangement will take place at the Toronto, Ontario offices of Goodmans LLP on the Closing Date.

2.4   CIRCULAR

      Subject to compliance with Section 2.5, as promptly as reasonably practicable after the execution and delivery of this Agreement, Four Seasons shall prepare the Four Seasons Circular together with any other documents required by the Securities Laws or other applicable Laws in connection with the Four Seasons Meeting required to be filed or prepared by Four Seasons, and, subject to Section 2.5(2) as promptly as is reasonably practicable after the execution and delivery of this Agreement, Four Seasons shall, unless otherwise agreed by the Parties, cause the Four Seasons Circular and other documentation required in connection with the Four Seasons Meeting to be sent to Four Seasons Shareholders and filed as required by the Interim Order and applicable Laws. The Four Seasons Circular shall include the recommendation of the Board that Four Seasons Shareholders vote in favour of the Arrangement Resolution unless such recommendation has been withdrawn, modified or amended in accordance with the terms of this Agreement and will include a copy of the Valuation and Fairness Opinion.

2.5  PREPARATION OF FILINGS

     (1) The Parties shall co-operate in the preparation of any application for the Regulatory Approvals and any other orders, registrations, consents, filings, rulings, exemptions, no-action letters and approvals and the preparation of any documents reasonably deemed by any of the Parties to be necessary to discharge its respective obligations or otherwise advisable under applicable Laws in connection with the Arrangement and this Agreement as promptly as practicable hereafter.

     (2) The Parties shall co-operate in the preparation and filing of the Four Seasons Circular and the Schedule 13E-3, and in the mailing of the Four Seasons Circular. Four Seasons shall provide the Purchaser and its representatives with a reasonable opportunity to review and comment on the Four Seasons Circular and the Schedule 13E-3, including by providing on a timely basis a description of any information required to be supplied by the Purchaser for inclusion in the Four Seasons Circular, prior to its mailing to Four Seasons Shareholders and filing in accordance with the Interim Order and applicable Laws and a description of any information required to be supplied by the Purchaser prior to the filing of the Schedule 13E-3 with the U.S. Securities and Exchange Commission; and will accept the reasonable comments of the Purchaser and its legal counsel with respect to any such information required to be supplied by the Purchaser and included in the Four Seasons Circular or the Schedule 13E-3. Except as provided in the immediately preceding sentence, the Purchaser acknowledges that whether or not such comments are appropriate or any revisions will be made as a result thereof to the Four Seasons Circular or the Schedule 13E-3 will be determined solely by Four Seasons acting reasonably.

     (3) The Purchaser shall provide Four Seasons with any information for inclusion in the Four Seasons Circular or the Schedule 13E-3 which may be required under applicable Law and/or which is reasonably requested by Four Seasons.

     (4)  Four Seasons shall ensure that the Four Seasons Circular and the
          Schedule 13E-3 (other than disclosure relating to and provided by the Purchaser, Kingdom, Cascade and Triples) complies with the Interim Order and all applicable Laws and, without limiting the generality of the foregoing, that the Four Seasons Circular does not, at the time of mailing, and that the Schedule 13E-3 does not, at the time of filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances under which they are made (other than with respect to any information relating to and provided by the Purchaser, Kingdom, Cascade and Triples).

     (5) The Purchaser shall ensure that the information to be provided by it for inclusion in the Four Seasons Circular and the Schedule 13E-3 will, at the time of the mailing of the Four Seasons Circular and the filing of the Schedule 13E-3, respectively, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or that is necessary to make the statements contained therein, not misleading in light of the circumstances under which they are made.

     (6) Each of the Parties shall promptly notify the other if at any time before the Effective Time it becomes aware that the Four Seasons Circular, the Schedule 13E-3, an application for a Regulatory Approval or any other order, registration, consent, ruling, exemption, no-action letter or approval, any registration statement or any circular or other filing under applicable Laws contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or that is necessary to make the statements contained therein not misleading in light of the circumstances under which they are made, or of information that otherwise requires an amendment or supplement to the Four Seasons Circular or the Schedule 13E-3, such application, registration statement, circular or filing, and the Parties shall co-operate in the preparation of such amendment or supplement as required, including the distribution and filing of such amendment or supplement by Four Seasons.

     (7) Four Seasons will promptly inform the Purchaser of any requests or comments made by Securities Authorities in connection with the Four Seasons Circular or the Schedule 13E-3. Each of the Parties will use its respective commercially reasonable efforts to resolve all requests or comments made by Securities Authorities with respect to the Four Seasons Circular, the Schedule 13E-3 and any other required filings under applicable securities Laws as promptly as practicable after receipt thereof.

     (8) Four Seasons will advise the Purchaser as the Purchaser may reasonably request, and on a daily basis on each of the last seven business days prior to the Four Seasons Meeting, as to the aggregate tally of the proxies received by Four Seasons in respect of the Arrangement Resolution and any other matters to be considered at the Four Seasons Meeting.

     (9) Four Seasons will promptly advise the Purchaser of any written notice of Dissent Rights exercised or purported to have been exercised by any Four Seasons Shareholder received by Four Seasons in relation to the Four Seasons Meeting and the Arrangement Resolution and any withdrawal of Dissent Rights received by Four Seasons and, subject to applicable Laws, any written communications sent by or on behalf of Four Seasons to any Four Seasons Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement Resolution.

     (10) Four Seasons will give notice to the Purchaser of the Four Seasons Meeting and allow the Purchaser's representatives and legal counsel to attend the Four Seasons Meeting.

2.6   COURT PROCEEDINGS

      Four Seasons will provide Purchaser and its legal counsel with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, including by providing on a timely basis a description of any information required to be supplied by the Purchaser for inclusion in such material, prior to the service and filing of that material, and will accept the reasonable comments of the Purchaser and its legal counsel with respect to any such information required to be supplied by the Purchaser and included in such material. Four Seasons will ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with the terms of this Agreement and the Plan of Arrangement. In addition, Four Seasons will not object to legal counsel to the Purchaser making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that Four Seasons is advised of the nature of any submissions prior to the hearing and such submissions are consistent with this Agreement, the agreements that it contemplates and the Plan of Arrangement. Four Seasons will also provide legal counsel to the Purchaser on a timely basis with copies of any notice of appearance and evidence served on Four Seasons or its legal counsel in respect of the application for the Final Order or any appeal therefrom. Subject to applicable Laws, Four Seasons will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated hereby or with the Purchaser's prior written consent, such consent not to be unreasonably withheld or delayed; provided that nothing herein shall require the Purchaser to agree or consent to any increased purchase price or other consideration or other modification or amendment to such filed or served materials that expands or increases the Purchaser's obligations set forth in any such filed or served materials or under this Agreement.

2.7   PUBLIC COMMUNICATIONS

      The Parties agree to co-operate in the preparation of presentations, if any, to Four Seasons Shareholders regarding the Arrangement, and no Party shall issue any press release or otherwise make public statements with respect to the Arrangement or this Agreement, without the consent of the other Party (which consent shall not be unreasonably withheld or delayed); and Four Seasons shall not make any filing with any Governmental Entity or with any Exchange with respect to the Arrangement without prior consultation with the Purchaser, and the Purchaser shall not make any filing with any Governmental Entity or with any Exchange with respect to the Arrangement without prior consultation with Four Seasons; PROVIDED, HOWEVER, that the foregoing shall be subject to each Party's overriding obligation to make any disclosure or filing required under applicable Laws, and the Party making any such disclosure shall use all commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity for the other Party to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing), and if such prior notice is not possible, to give such notice immediately following the making of any such disclosure or filing, and provided further, that, except as otherwise required by Section 7.2(4) of this Agreement, Four Seasons shall have no obligation to consult with the Purchaser prior to any disclosure by Four Seasons with regard to an Acquisition Proposal.

                                  ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF FOUR SEASONS

3.1   REPRESENTATIONS AND WARRANTIES

      Contemporaneously with the execution and delivery of this Agreement, Four Seasons is delivering to the Purchaser the Disclosure Letter required to be delivered pursuant to this Agreement, which is deemed to constitute an integral part of this Agreement and to modify the representations and warranties of Four Seasons contained in this Agreement; provided that no disclosures set forth in the Disclosure Letter will modify a particular representation and warranty of Four Seasons contained in this Agreement except for such disclosures, if any, as are set forth in the Disclosure Letter under a Section heading that corresponds to the Section of this Agreement containing the particular representation and warranty or an appropriate cross-reference. Four Seasons represents and warrants to and in favour of the Purchaser as follows and acknowledges that the Purchaser is relying upon such representations and warranties in connection with the entering into of this Agreement, provided, however, that each of the representations and warranties of Four Seasons set forth in Sections 3.1(b) to 3.1(y), inclusive, is qualified by and is made subject to (i) any actions that are permitted or contemplated pursuant to the terms of this Agreement, and (ii) other than with respect to the first three sentences of Section 3.1(e) and
Section 3.1(k), the Four Seasons Current Public Disclosure:

          (a) BOARD AND SPECIAL COMMITTEE APPROVAL. (i) As of the date hereof, the Special Committee, after consultation with its financial and legal advisors, has unanimously recommended that the Board approve the Arrangement and recommend that Four Seasons Shareholders vote in favour of the Arrangement Resolution, and
               (ii) as of the date hereof, the Board, after consultation with its financial and legal advisors, has determined unanimously (with Isadore Sharp, Anthony Sharp, Charles Henry and Simon Turner abstaining) that the Arrangement is fair to the Four Seasons Shareholders (other than the Interested Shareholders) and is in the best interests of Four Seasons and has resolved unanimously (with Isadore Sharp, Anthony Sharp, Charles Henry and Simon Turner abstaining) to recommend to the Four Seasons Shareholders that they vote their Limited Voting Shares in favour of the Arrangement. The Board has unanimously (with Isadore Sharp, Anthony Sharp, Charles Henry and Simon Turner abstaining) approved the Arrangement and the execution and performance of this Agreement. The Special Committee and the Board have received the Valuation and Fairness Opinion from Merrill Lynch Canada Inc. (the "FINANCIAL ADVISOR").

          (b) ORGANIZATION AND QUALIFICATION. Four Seasons and each of the material subsidiaries and, except as would not have a Material Adverse Effect, each of its other subsidiaries, is a corporation duly incorporated, continued or amalgamated or an entity duly created and validly existing under the laws of its jurisdiction of incorporation, continuance, amalgamation or creation and has the requisite corporate or other power and authority to own its assets as now owned and to carry on its business as it is now being conducted. Four Seasons and each of its subsidiaries is duly registered or otherwise authorized to do business and each is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such registration or authorization necessary, except where the failure to be so registered, authorized or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Correct, current and complete copies of the articles of incorporation, continuance or amalgamation and by-laws (or the equivalent organizational documents), each as amended to date, of Four Seasons and each of the material subsidiaries (collectively, the "FOUR SEASONS ORGANIZATIONAL DOCUMENTS") have been made available to the Purchaser.

          (c) AUTHORITY RELATIVE TO THIS AGREEMENT. Four Seasons has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Four Seasons and, subject to the Required Vote, the consummation by Four Seasons of the transactions contemplated by this Agreement have been duly authorized by the Board, and no other corporate proceedings on the part of Four Seasons are necessary to authorize the execution and delivery by it of this Agreement or any agreement ancillary hereto and the consummation by it of the transactions contemplated hereby and thereby, subject, in the case of consummation of the Arrangement, to the receipt of the Required Vote, approval by the Court and filing of the Articles of Arrangement. This Agreement has been duly executed and delivered by Four Seasons and constitutes a legal, valid and binding obligation of Four Seasons enforceable against Four Seasons in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

          (d) NO VIOLATIONS. None of the execution and delivery of this Agreement by Four Seasons, the consummation of the Arrangement by Four Seasons or compliance by Four Seasons with any of the provisions hereof will: (1) violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which with or without notice or lapse of time or both, would constitute a default) under, or result in granting to a third party a right to reduce rentals, fees or other payments to Four Seasons or any of its subsidiaries under, or result in granting to a third party a right of first refusal, first opportunity, or other right or option to acquire properties or assets of Four Seasons or any of its subsidiaries under, or grant to a third party a right to force Four Seasons or any of its subsidiaries to purchase one or more assets under, or result in a right of termination or acceleration under, or result in the creation of any Lien upon, any of the properties or assets of Four Seasons or any of its subsidiaries or cause any Indebtedness of Four Seasons or any of its subsidiaries to come due before its stated maturity or cause any credit commitment to cease to be available or cause any payment or other obligation to be imposed on Four Seasons or any of its subsidiaries under, any of the terms, conditions or provisions of (A) their respective charters or by-laws or other comparable organizational documents or (B) any note, bond, mortgage, indenture, loan agreement, deed of trust, Lien, or other Contract to which Four Seasons or any of its subsidiaries is a party or to which any of them, or any of their respective properties or assets, may be subject or by which Four Seasons or any of its subsidiaries is bound; or (2) subject to obtaining the Regulatory Approvals and the Required Vote and except for complying with applicable corporate, securities, competition and antitrust Laws, (x) violate any Law applicable to Four Seasons or any of its subsidiaries or any of their respective properties or assets; or (y) cause the suspension or revocation of any Permit currently in effect (except, in the case of clauses (1)(B) and (2) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Liens which, or any consents, approvals or notices which, if not given or received, or any Permits which, if suspended or revoked, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect).

          (e) CAPITALIZATION. The authorized share capital of Four Seasons consists of 3,725,698 Variable Multiple Voting Shares, an unlimited number of Limited Voting Shares, an unlimited number of First Preference Shares, issuable in series and an unlimited number of Second Preference Shares, issuable in series. As of the close of business on September 30, 2006, there were issued and outstanding 3,725,698 Variable Multiple Voting Shares and 33,078,418 Limited Voting Shares; since such date, Four Seasons has not issued any shares (except upon exercise of Four Seasons Options or conversion of Four Seasons Convertible Notes outstanding on such date), and there has not been any split, combination or reclassification or redemption or repurchase of Four Seasons Shares; and, as of the date hereof, there are outstanding no other shares of any class or series in the capital of Four Seasons. As of the close of business on September 30, 2006, an aggregate of up to 4,289,343 Limited Voting Shares were issuable upon the exercise of the Four Seasons Options, the exercise prices, expiration dates and other material terms of which are set forth in Section 3.1(e) of the Disclosure Letter, and an aggregate of up to 3,489,525 Limited Voting Shares were issuable upon the exercise of the conversion rights attaching to the Four Seasons Convertible Notes; and, except as set forth above, there are no options, warrants or other rights, shareholder rights plans, agreements or commitments of any character whatsoever requiring or which may require the issuance, sale or transfer by Four Seasons of any shares of Four Seasons (including Four Seasons Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares of Four Seasons (including Four Seasons Shares). All outstanding Four Seasons Shares have been duly authorized and validly issued, are fully paid and non-assessable, and all Four Seasons Shares issuable upon the exercise of rights under the Four Seasons Options and the exercise of conversion rights attaching to the Four Seasons Convertible Notes in accordance with their respective terms have been duly authorized and, upon issuance, will be validly issued as fully paid and non-assessable. All securities of Four Seasons (including the Four Seasons Shares, the Four Seasons Convertible Notes, the Four Seasons Options and all options, rights or other convertible or exchangeable securities) have been issued in compliance, in all material respects, with all applicable Securities Laws. Other than the Variable Multiple Voting Shares, the Four Seasons Options and the Four Seasons Convertible Notes, there are no securities of Four Seasons or of any of its subsidiaries outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) with the Four Seasons Shareholders on any matter. Except as contemplated by the Plan of Arrangement, there are no outstanding contractual or other obligations of Four Seasons to (i) repurchase, redeem or otherwise acquire any of its securities, other than as set forth in the Indenture, (ii) make any investment in or provide any funds to (whether in the form of a loan, capital contribution or otherwise) any person, other than a wholly-owned subsidiary of Four Seasons, or (iii) provide any guarantee with respect to any person (other than a wholly-owned subsidiary of Four Seasons), except, in the cases of clauses (ii) and (iii), any obligations arising from Management Agreements that are less than $5,000,000 individually or any obligations not arising from Management Agreements that are less than $2,500,000 individually. Four Seasons is a party to an indenture, dated as of June 18, 2004 (as supplemented and amended in accordance with the terms thereof, the "Indenture"), with The Bank of Nova Scotia Trust Company of New York, as trustee, under which the Four Seasons Convertible Notes have been issued. The Conversion Rate (as defined in the Indenture), as of the date hereof, is 13.9581. The Arrangement will constitute a Fundamental Change (and, under these circumstances, a Designated Event) under the terms of the Indenture, and, following the period during which the conversion rights associated with the Fundamental Change may be exercised pursuant to the Indenture, Four Seasons will be entitled to satisfy any conversion of the Four Seasons Convertible Notes by way of a cash payment. If, for the purposes of the Indenture the "Conversion Date", the date of the

               Fundamental Change and the date on which Four Seasons provided notice of its election to deliver cash in lieu of Limited Voting Shares that otherwise would be issued on conversion of a Four Seasons Convertible Note was January 15, 2007, the amount of the cash payment referred to in the immediately preceding sentence would have been equal to (A) $1,252.25 for each $1,000 principal amount of Four Seasons Convertible Notes plus (B) accrued interest. As of the date of this Agreement, the only outstanding Indebtedness for borrowed money of Four Seasons and its subsidiaries (excluding any Indebtedness between Four Seasons and any of its subsidiaries) is set forth in Section 3.1(e) of the Disclosure Letter.

          (f) REPORTING STATUS AND SECURITIES LAWS MATTERS. Four Seasons is (x) a "reporting issuer" and not on the list of reporting issuers in default under the applicable Canadian provincial and territorial Securities Laws and (y) a "foreign private issuer" as defined in Rule 405 of the United States SECURITIES ACT OF 1933, as amended, and is in compliance in all material respects with all Securities Laws. No delisting of, suspension of trading in or cease trading order with respect to any securities of Four Seasons and, to the knowledge of Four Seasons, no inquiry or investigation (formal or informal) of any Securities Authority, is in effect or ongoing or, to the knowledge of Four Seasons, expected to be implemented or undertaken. Four Seasons is not an investment company registered or required to be registered under the United States INVESTMENT COMPANY ACT OF 1940, as amended. No subsidiary of Four Seasons is subject to the continuous disclosure requirements under any Securities Laws. Section 3.1(f) of the Disclosure Letter contains a listing of all material correspondence between the Securities Authorities, on the one hand, and Four Seasons or any of its subsidiaries, on the other hand, since December 31, 2003 through the date of this Agreement.

          (g) OWNERSHIP OF SUBSIDIARIES. Section 3.1(g) of the Disclosure Letter sets forth a complete and accurate list and/or chart of all subsidiaries owned, directly or indirectly, by Four Seasons, each of which is wholly-owned except as otherwise noted in such list or chart. All of the outstanding shares of capital stock and other ownership interests in Four Seasons' subsidiaries, other than shares of capital stock and other ownership interests in any immaterial subsidiary, are duly authorized, validly issued, fully paid and non-assessable, and all such shares and other ownership interests held directly or indirectly by Four Seasons are, except pursuant to restrictions on transfer contained in constituting documents or pursuant to existing financing arrangements involving Four Seasons or its subsidiaries, other than any immaterial subsidiary, (which transfer restrictions are set forth in Section 3.1(g) of the Disclosure Letter), owned free and clear of all Liens and subject to no proxy, voting trust or other agreement relating to the voting of such shares, and there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any such shares of capital stock or other ownership interests in or real properties of any of Four Seasons' subsidiaries, other than any immaterial subsidiary. There are no outstanding contractual or other obligations of any subsidiaries of Four Seasons to (i) repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposition of any outstanding securities of any subsidiaries of Four Seasons, (ii) make any investment in or provide any funds to (whether in the form of a loan, capital contribution or otherwise) any person, other than a wholly-owned subsidiary of Four Seasons or (iii) provide any guarantee with respect to any person (other than a wholly-owned subsidiary of Four Seasons), except in the case of clauses (ii) and (iii), any obligations arising from Management Agreements that are less than $5,000,000 individually or any obligations not arising from Management Agreements that are less than $2,500,000 individually. Section 3.1(g) of the Disclosure Letter contains a list of all joint ventures (other than a subsidiary of Four Seasons disclosed in Section 3.1(g) in response to the first sentence of this Section 3.1(g)) in which Four Seasons or one of its subsidiaries is a participant and of which Four Seasons or one of its subsidiaries owns, directly or indirectly, any capital stock or other equity interest or any other securities convertible or exchangeable into or exercisable for capital stock or other equity interests where such capital stock, equity interest or other security has a book value to Four Seasons in excess of $5,000,000 (such capital stock or equity interests, the "JV INTERESTS"). All JV Interests are owned free and clear of all Liens, and there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire or the obligation to dispose of any such JV Interests.

          (h) REPORTS. The documents comprising Four Seasons' Public Disclosure Record (1) did not at the time filed with Securities Authorities or, as applicable, the time of becoming effective, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, not misleading in light of the circumstances under which they were made, and (2) included all documents required to be filed in accordance with Securities Laws with the Securities Authorities and the Exchanges and complied in all material respects with Securities Laws. Four Seasons has timely filed with the Securities Authorities all forms, reports, schedules, statements and other documents required to be filed by Four Seasons with the Securities Authorities since December 31, 2003.

          (i) FOUR SEASONS FINANCIAL STATEMENTS. Four Seasons' audited consolidated financial statements as at and for the fiscal years ended December 31, 2005 and 2004 (including the notes thereto and related management's discussion and analysis ("MD&A")) and Four Seasons' unaudited financial statements as at and for the nine months ended September 30, 2006 (including the notes thereto and related MD&A) (collectively, the "FOUR SEASONS FINANCIAL STATEMENTS") and all consolidated financial statements of Four Seasons and its subsidiaries included or incorporated by reference in information circulars, forms, reports, statements, prospectuses and other documents filed with Securities Authorities since January 1, 2003 were prepared in accordance with GAAP consistently applied (except (A) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of Four Seasons' independent auditors, or (B) in the case of unaudited interim consolidated financial statements, are subject to normal period-end adjustments and they may omit notes which are not required by applicable Laws and GAAP in the unaudited statements) and fairly present in all material respects the consolidated financial position, results of operations and cash flows of Four Seasons and its subsidiaries as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim consolidated financial statements, to normal period-end adjustments). There has been no material change in Four Seasons' accounting policies, except as described in the notes to the Four Seasons Financial Statements, since December 31, 2005.

          (j) BOOKS, RECORDS AND DISCLOSURE CONTROLS. Four Seasons and, to the knowledge of Four Seasons, each of its officers and directors are in compliance with, and have complied in all material respects with, the applicable provisions of the Sarbanes-Oxley Act and the Exchange Act and the applicable requirements of the Exchanges. Four Seasons and its subsidiaries have devised and maintain a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements in accordance with GAAP. Four Seasons' and each of the material subsidiaries' corporate records and minute books have been maintained in material compliance with applicable Laws and are complete and accurate in all material respects.

          (k) ABSENCE OF CERTAIN CHANGES. Since September 30, 2006, (i) Four Seasons and each of its subsidiaries have conducted their business in the ordinary course of business consistent with past practice, except for the transactions contemplated by this Agreement, (ii) there has been no Material Adverse Effect or any event or occurrence that would be reasonably expected to have a Material Adverse Effect, and (iii) neither Four Seasons nor any of its subsidiaries has taken any action which, if taken after the date of this Agreement, would be prohibited by Sections 5.1(b), (d), (f), (g) or (h). Four Seasons and its subsidiaries have no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which is material to Four Seasons and its subsidiaries, taken as a whole, including any agreement, contract or commitment to create, assume or issue any bond, debenture, note or other similar instrument or any agreement, contract or commitment providing for the guarantee, indemnification, assumption or endorsement or any similar commitment with respect to the obligations, liabilities (contingent or otherwise) or indebtedness of any other person, required by GAAP to be set forth in a consolidated balance sheet of Four Seasons and its subsidiaries or in the notes thereto, which individually or in the aggregate has not been reflected in the consolidated balance sheet of Four Seasons and its subsidiaries dated September 30, 2006 forming part of the unaudited consolidated financial statements of Four Seasons as at, and for the nine months ended September 30, 2006, including the notes thereto and the related management's discussion and analysis filed under the Securities Laws, other than liabilities, indebtedness or obligations incurred by Four Seasons and its subsidiaries in the ordinary course of business since September 30, 2006.

          (l) LITIGATION. There are no claims, actions, suits, demands, arbitrations, charges, indictments, hearings or other civil, criminal, administrative or investigative proceedings, or other investigations or examinations known to Four Seasons (collectively, "LEGAL ACTIONS") pending or, to the knowledge of Four Seasons, threatened, against (i) Four Seasons or any of its subsidiaries or against any of their respective property or assets at law or in equity before or by any Governmental Entity or (ii) any director or officer of Four Seasons or any of its subsidiaries or any Four Seasons Employee, which Legal Actions would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither Four Seasons nor any of its subsidiaries nor their respective assets or properties is subject to any outstanding judgment, order, writ, injunction or decree that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (m) TAXES. (i) Four Seasons and each of its subsidiaries has, (A) duly and timely filed, or caused to be filed, all material Returns required to be filed by it prior to the date hereof, other than those which have been administratively waived, and all such Returns are true and correct in all material respects; (B) paid on a timely basis all Taxes and all assessments and reassessments of Taxes due on or before the date hereof, other than Taxes which are being or have been contested in good faith and for which, in the reasonable opinion of Four Seasons, adequate reserves have been provided in the Four Seasons Financial Statements, and other than Taxes the failure to pay which would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect; (C) duly and timely withheld, or caused to be withheld, all Taxes required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account of any person, including any employees, officers or directors and any non resident person) and duly and timely remitted, or caused to be remitted, to the appropriate Tax authority such Taxes required by Law to be remitted by it, except to the extent that such failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (D) duly and timely collected, or caused to be collected, any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by it and duly and timely remitted to the appropriate Tax authority any such amounts required by Law to be remitted by it, except to the extent that such failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (ii) the unpaid Taxes of Four Seasons and its subsidiaries did not, as of the date of the Four Seasons Financial Statements, exceed the reserves and provisions for Taxes accrued but not yet due as reflected in Four Seasons Financial Statements, and Taxes payable by Four Seasons and its subsidiaries as of the Closing Date will not exceed such reserves and provisions for Taxes as adjusted through the Closing Date in accordance with the past custom and practice of Four Seasons and its subsidiaries; (iii) no deficiencies, litigation, proposed adjustments or matters in controversy with respect to Taxes exist or have been asserted which remain unresolved at the date hereof, and no action or proceeding for assessment or collection of Taxes has been taken, asserted, or to the knowledge of Four Seasons, threatened, against Four Seasons or any of its subsidiaries or any of their respective assets, except, in each case, as disclosed or provided for in the Four Seasons Financial Statements or except such deficiencies, litigation, proposed adjustments, confirmations, actions or proceedings that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (iv) there are no currently effective elections, agreements or waivers extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any Taxes of, or the filing of any Return or any payment of any Taxes by, Four Seasons or any of its subsidiaries, other than any immaterial subsidiary;
               (v) Four Seasons is a "taxable Canadian corporation" as defined in the TAX ACT; (vi) there are no Liens, other than Permitted Liens, for Taxes upon any of the assets of Four Seasons and its subsidiaries; (vii) Four Seasons and its subsidiaries are substantially in compliance with the Laws of Canada, the United States, Switzerland and Singapore, including any documentation and recordkeeping requirements thereunder, applicable to the allocation of income and deductions and transactions among related taxpayers; and (viii) neither Four Seasons nor any of its subsidiaries is a party to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a payment or indemnification obligation (other than agreements among Four Seasons and its subsidiaries and other than customary Tax indemnification provisions contained in credit or loan agreements or Management Agreements or agreements related thereto or other transactions entered into in the ordinary course) and neither Four Seasons nor any of its subsidiaries has any liability for Taxes of any person (other than Four Seasons and its subsidiaries) as a transferee or successor, by contract, or otherwise.

          (n)  PROPERTY.

               (i) Each parcel of real property currently owned by Four Seasons or any of its subsidiaries (collectively, the "OWNED REAL PROPERTIES") is set forth in Section 3.1(n) of the Disclosure Letter. Four Seasons or its applicable subsidiary owns good and marketable fee simple title to the Owned Real Properties, free and clear of all Liens, other than Permitted Liens and any failures of title that do not materially adversely affect the operations of the business as they are now being conducted or the ability to sell such property. To the knowledge of Four Seasons, none of the Owned Real Properties is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of Four Seasons, has any such condemnation, expropriation or taking been proposed. To the knowledge of Four Seasons, none of Four Seasons or any of its subsidiaries is in violation of any covenants or not in compliance with any conditions, restrictions or Permitted Liens affecting any Owned Real Properties which violations or non-compliances would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

               (ii) Each hotel property currently leased (including hotel properties subject to ground leases) or subleased by Four Seasons or any of its subsidiaries from a third party other than Four Seasons or any of its subsidiaries (collectively, the "LEASED PROPERTIES" and together with the Owned Real Properties, the "PROPERTIES") is listed in Section 3.1(n) of the Disclosure Letter identifying the name of the entity (i.e., Four Seasons or its subsidiary) holding such leasehold interest and the documents under which such leasehold interests are held (collectively, the "LEASE Documents"). Four Seasons or its applicable subsidiary holds good and valid leasehold interests in the Leased Properties, free and clear of all Liens other than Permitted Liens and the Lease Documents. Each of the Lease Documents is valid, binding and in full force and effect as against Four Seasons or its subsidiaries and, to the knowledge of Four Seasons, as against the other party thereto. None of Four Seasons or any of its subsidiaries and, to the knowledge of Four Seasons, any of the other parties to the Lease Documents, is in breach or violation or default (in each case, with or without notice or lapse of time or both) under any of the Lease Documents which breach, violation or default has not been cured and would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and none of Four Seasons or any of its subsidiaries has received or given any notice of default under any such agreement which remains uncured which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of Four Seasons, neither Four Seasons nor any of its subsidiaries is in violation of any covenants, or not in compliance with any condition, restrictions or Permitted Liens, affecting any Leased Properties which violations or non-compliances would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

              (iii) There are no management, franchise, license or other agreements providing for the management of any substantial portion of any Property by any party other than Four Seasons or any of its subsidiaries.

               (iv) The Properties and all buildings and improvements thereon are in good operating condition and repair, subject to normal wear and tear. To Four Seasons' knowledge, there are no latent defects of adverse physical conditions affecting any Property or the buildings or improvements thereon, other than those that would not, individually or in the aggregate, have a Material Adverse Effect.

     (o) PERSONAL PROPERTY. Four Seasons and its subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, all personal property owned or leased, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither Four Seasons' nor any of its subsidiaries' ownership of or leasehold interest in any such personal property is subject to any Liens, except for Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (p)  CONTRACTS.

               (i) Section 3.1(p) of the Disclosure Letter contains a list of the following contracts, correct, current and complete copies of which have been made available to the Purchaser:

               (A) any lease of real property by Four Seasons or any of its subsidiaries, as tenant, with third parties providing for annual rentals of $1,000,000 or more;

               (B) any Contract under which Four Seasons or any of its subsidiaries is obliged to make payments on an annual basis in excess of $2,500,000 in the aggregate;

               (C) any partnership, limited liability company agreement, joint venture, alliance agreement or other similar agreement or arrangement relating to the formation, creation, operation, management, business or control of any partnership or joint venture which is not a wholly-owned subsidiary of Four Seasons (other than any such agreement or arrangement relating to the operation or business of a property in the ordinary course and which is not material with respect to such property) where Four Seasons' obligations with respect to any such partnership or joint venture exceed $5,000,000 individually where such obligations arise from Management Agreements or exceed $2,500,000 individually where such obligations do not arise from Management Agreements;

               (D) any Contract (other than with or among wholly-owned subsidiaries) under which Indebtedness for borrowed money in excess of $2,500,000 is outstanding or may be incurred or pursuant to which any property or asset of Four Seasons or any of its subsidiaries is mortgaged, pledged or otherwise subject to a Lien (other than a Permitted Lien), or any Contract restricting the incurrence of Indebtedness by Four Seasons or any wholly-owned subsidiary or the incurrence of Liens (other than Permitted Liens) on any Properties or securities of wholly-owned subsidiaries or restricting the payment of dividends or the transfer of any Owned Real Properties;

               (E) except pursuant to any Management Agreement or any agreement relating thereto, any Contract that purports to limit the right of Four Seasons or any of its subsidiaries or affiliates to, in any material respect (i) engage in any line of business, or (ii) compete with any person or operate in any location;

               (F) any Contract providing for the sale or exchange of, or option to sell or exchange, any Property with a fair market value in excess of $5,000,000, or for the purchase or exchange of, or option to purchase or exchange, any Property with a fair market value in excess of $5,000,000 entered into in the past 12 months or in respect of which the applicable transaction has not been consummated;

               (G) any Contract entered into in the past 12 months or in respect of which the applicable transaction has not yet been consummated for the acquisition or disposition, directly or indirectly (by amalgamation, merger or otherwise), of assets (other than Contracts referenced in clause (F) of this Section 3.1(p)(i)) or capital stock or other equity interests of another person for aggregate consideration in excess of $2,500,000, in each case other than in the ordinary course of business and in a manner consistent with past practice;

               (H) each Contract pursuant to which Four Seasons or any of its subsidiaries or affiliates manages, operates or provides goods or services to or for any hotel, resort, fractional interest program, condominium, development, food and beverage operation or other similar business or property of a third party owner (together with any Contract related thereto, the "MANAGEMENT Agreements"), and each franchise or other agreement pursuant to which Four Seasons or any of its subsidiaries grants any rights to a third party (other than Four Seasons or any of its wholly-owned subsidiaries) to operate any hotel, resort, fractional interest program, condominium, development, food and beverage operation or other similar business or property utilizing any of the Intellectual Property Rights, other than agreements incidental to the operation of a particular hotel property in the ordinary course of business;

               (I) except for any radius restrictions contained in any Management Agreement, any standstill or similar Contract currently restricting the ability of Four Seasons or any of its subsidiaries to offer to purchase or purchase the assets or equity securities of another person; and

               (J) any Contract (other than Contracts referenced in clauses (A) through (I) of this Section 3.1(p)(i)) which has been filed by Four Seasons or its affiliates with Securities Authorities as a material contract and forming part of Four Seasons' Public Disclosure Record (the Contracts described in clauses (A) through (J), together with all exhibits and schedules thereto being, the "MATERIAL CONTRACTS").

               (ii) None of Four Seasons or any of its subsidiaries or
                    affiliates or, to the knowledge of Four Seasons, any of the other parties thereto, is in breach or violation of, or default (in each case, with or without notice or lapse of time or both) where such breach or violation of, or default, has resulted in, or is reasonably likely to result in, a right of termination or other material remedy by any party thereto under, any Management Agreement, and none of Four Seasons or any of its subsidiaries or affiliates has received or given any notice of default under any Management Agreement which remains uncured and, to the knowledge of Four Seasons, there exists no state of facts which after notice or lapse of time or both would constitute a default or breach of such Management Agreement. All Management Agreements are in full force and effect without modification thereto (subject to the effects of bankruptcy, insolvency, reorganization, moratorium or laws relating to or affecting creditors' rights generally).

              (iii) Except as has not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) none of Four Seasons, its subsidiaries or, to the knowledge of Four Seasons, any of the other parties thereto, is in breach or violation of, or default (in each case, with or without notice or lapse of time or both) under, any Contract (other than the Management Agreements) and none of Four Seasons or any of its subsidiaries has received or given any notice of default under any such Contract which remains uncured, and (b) to the knowledge of Four Seasons, there exists no state of facts which after notice or lapse of time or both would constitute a default or breach of a Material Contract (other than a Management Agreement).

          (q) PERMITS. Four Seasons and each of its subsidiaries has obtained and is in compliance with all Permits required by applicable Laws necessary to conduct its current businesses as they are now being conducted, other than, for greater certainty, Permits required to be obtained by the owner of a Property in connection with its ownership or operation of a hotel (where Four Seasons is not the owner of such Property) and other than where the absence of such Permits or the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (r)  PENSION AND EMPLOYEE BENEFITS

               (i) Section 3.1(r) of the Disclosure Letter contains a list of all health, welfare, supplemental unemployment benefit, bonus, profit sharing, option, insurance, incentive, incentive compensation, deferred compensation, share purchase, share compensation, disability, pension or retirement plans and other material employee or director compensation or benefit plans, policies, trusts, funds, agreements or arrangements for the benefit of directors or former directors of Four Seasons or any of its subsidiaries, Four Seasons Employees or former Four Seasons Employees, which are maintained by or binding upon Four Seasons or any of its subsidiaries or in respect of which Four Seasons or any of its subsidiaries has any actual or potential liability (including the Four Seasons Stock Option Plan) (collectively, the "FOUR SEASONS PLANS"). Any other pension or retirement (including retiree health) plan that is maintained by or is binding upon Four Seasons or any of its subsidiaries or in respect of which Four Seasons or any of its subsidiaries has any actual or potential liability is referred to herein as an "OTHER PLAN". True, current and complete copies of the following have been made available to
                    Purchaser: (A) the Four Seasons Plans, (B) the most recently received Internal Revenue Service determination letter, if any, relating to a Four Seasons Plan, and (C) the most recently prepared actuarial report or financial statement, if any, relating to a Four Seasons Plan.

               (ii) All of the Four Seasons Plans are and have been established, registered, qualified and, in all material respects, administered in accordance with all applicable Laws, and in accordance with their terms and the terms of agreements between Four Seasons and/or any of its subsidiaries, as the case may be, and their respective employees and former employees who are members of, or beneficiaries under, the Four Seasons Plans.

              (iii) All current obligations of Four Seasons or any of its subsidiaries regarding the Four Seasons Plans and the Other Plans have been satisfied in all material respects. All contributions, premiums or taxes required to be made or paid by Four Seasons or any of its subsidiaries, as the case may be, under the terms of each Four Seasons Plan, each Other Plan or by applicable Laws in respect of the Four Seasons Plans and the Other Plans have been made in a timely fashion in accordance with applicable Laws in all material respects and in accordance with the terms of the applicable Four Seasons Plan or Other Plan. The obligations of Four Seasons or any of its subsidiaries to any of the Four Seasons Plans or the Other Plans that are multi-employer plans are restricted to providing information and making contributions and are set out completely and accurately in the collective bargaining agreements for the properties listed in Section 3.1(w) of the Disclosure Letter.

               (iv) As of the date hereof, no currently outstanding notice of under-funding, non-compliance, failure to be in good standing or otherwise has been received by Four Seasons or any of its subsidiaries from any applicable Governmental Entities in respect of any Four Seasons Plan that is a pension or retirement plan or any Other Plan; and no such Four Seasons Plan or Other Plan provides any non-pension post-retirement or post-employment benefits. No Four Seasons Plan or Other Plan is a defined benefit pension plan (whether registered or not) and no Four Seasons Plan or Other Plan that is a defined contribution pension plan is an unfunded plan. None of Four Seasons or any of its subsidiaries would incur any material withdrawal liability from withdrawing from any such Four Seasons Plan or any Other Plan. Four Seasons has an effective reservation of rights for each non-pension post-retirement or post-employment benefit plan applicable to Four Seasons Employees or former Four Seasons Employees which allows Four Seasons to amend or terminate such plan, subject to applicable Law.

               (v) To the knowledge of Four Seasons, no Four Seasons Plan or Other Plan is subject to any pending investigation, examination or other proceeding, action or claim initiated by any Governmental Entity, or by any other party (other than routine claims for benefits) and, to the knowledge of Four Seasons, there exists no state of facts which after notice or lapse of time or both would reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration or qualification of any Four Seasons Plan or Other Plan required to be registered or qualified.

               (vi) None of the execution and delivery of this Agreement by Four
                    Seasons or consummation of the Arrangement or compliance by Four Seasons with any of the provisions hereof shall result in any payment (including severance, unemployment compensation, bonuses or otherwise) becoming due to any director of Four Seasons or Four Seasons Employee or result in any increase or acceleration of contributions, liabilities or benefits, or acceleration of vesting, under any Four Seasons Plan or restriction held in connection with a Four Seasons Plan.

          (s) COMPLIANCE WITH LAWS. Four Seasons and its subsidiaries, have complied, in all material respects, with and are not, in any material respect, in violation of any applicable Laws. None of Four Seasons or, to the knowledge of Four Seasons, any of its subsidiaries or any of their respective directors, executives, representatives, agents or employees (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other expenses relating to political activity that would be illegal, (ii) has used or is using any corporate funds for any direct or indirect illegal payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the United States FOREIGN CORRUPT PRACTICES ACT OF 1977, (iv) has established or maintained, or is maintaining, any illegal fund of corporate monies or other properties or (v) has made any bribe, illegal rebate, illegal payoff, influence payment, kickback or other illegal payment of any nature.

          (t) INTELLECTUAL PROPERTY. (i) Four Seasons and its subsidiaries own all right, title and interest in and to, or are validly licensed (and are not in material breach of such licenses), all patents, trade-marks, trade names, service marks, copyrights, know-how, trade secrets, software, technology, and all other intellectual property and proprietary rights that are material to the conduct of the business, as presently conducted, of Four Seasons and its subsidiaries taken as a whole (collectively, the "INTELLECTUAL PROPERTY RIGHTS"); (ii) all such Intellectual Property Rights are sufficient, in all material respects, for conducting the business, as presently conducted, of Four Seasons and its subsidiaries taken as a whole; (iii) to the knowledge of Four Seasons, all such Intellectual Property Rights are valid and enforceable (subject to the effects of bankruptcy, insolvency, reorganization, moratorium or laws relating to or affecting creditors' rights generally), and do not infringe in any material way upon any third parties' intellectual property and proprietary rights, and no event will occur as a result of the transactions contemplated hereby that would render invalid or unenforceable any such Intellectual Property Rights; (iv) to the knowledge of Four Seasons, no third party is infringing upon such Intellectual

               Property Rights in a manner that currently would reasonably be expected to adversely affect such Intellectual Property Rights in any material respect; (v) all computer hardware and their associated firmware and operating systems, application software, database engines and processed data, technology infrastructure and other computer systems used in connection with the conduct of the business, as presently conducted, of Four Seasons and its subsidiaries taken as a whole (collectively, the "TECHNOLOGY") are up-to-date and sufficient, in all material respects, for conducting the business, as presently conducted, of Four Seasons and its subsidiaries taken as a whole; (vi) Four Seasons and its subsidiaries own or have validly licensed (and are not in material breach of such licenses) such Technology and have commercially reasonable virus protection and security measures in place in relation to such Technology; and (vii) Four Seasons and its subsidiaries have reasonable back-up systems and audited procedures and disaster recovery strategies adequate to ensure the continuing availability of the functionality provided by the Technology, and have ownership of or a valid license to the Intellectual Property Rights necessary to allow them to continue to provide, in all material respects, the functionality provided by the Technology in the event of any malfunction of the Technology or other form of disaster affecting the Technology. Four Seasons owns all right, title and interest in and to the trademarks, trade names and service marks listed in Section 3.1(t) of the Disclosure Letter. Section 3.1(t) of the Disclosure Letter sets forth the Intellectual Property Rights that are licensed by Four Seasons to a third party (other than pursuant to any Management Agreement).

          (u) INSURANCE. Four Seasons and its subsidiaries maintain policies or binders of insurance as are listed in Section 3.1(u) of the Disclosure Letter. Section 3.1(u) of the Disclosure Letter contains a description of all rights to indemnification now existing in favour of present or former officers and directors of Four Seasons or any of its material subsidiaries that arise in connection with their serving as directors or officers of Four Seasons or any such subsidiary, except for any rights of indemnification that are included in Four Seasons' or any of its material subsidiaries' charters, by-laws or other comparable organizational documents. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Four Seasons and each of its subsidiaries is covered by valid and currently effective insurance policies issued in favour of Four Seasons or any of its subsidiaries that Four Seasons reasonably has determined to be commercially reasonable, taking into account the industries in which Four Seasons and its subsidiaries operate. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to each insurance policy issued in favour of Four Seasons or any of its subsidiaries (other than any immaterial subsidiary) or pursuant to which Four Seasons or any of its subsidiaries (other than any immaterial subsidiary) is a named insured or otherwise a beneficiary under an insurance policy (i) the policy is in full force and effect and all premiums due thereon have been paid,
               (ii) none of Four Seasons or any of its subsidiaries (other than any immaterial subsidiary) is in breach or default, and none of Four Seasons or any of its subsidiaries (other than any immaterial subsidiary) has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any such policy, (iii) to the knowledge of Four Seasons, no insurer on any such policy has been declared insolvent or placed in receivership, debt restructuring proceedings or liquidation, and no notice of cancellation or termination has been received by Four Seasons or any of its subsidiaries (other than any immaterial subsidiary) with respect to any such policy, (iv) to the knowledge of Four Seasons, none of such policies will terminate or lapse by reason of the transactions contemplated by this Agreement, (v) no insurer under any such policy has cancelled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy,
               (vi) there is no claim by Four Seasons or any of its subsidiaries (other than any immaterial subsidiary) pending under any such policy that has been denied or disputed by the insurer, and (vii) all claims under such policies have been filed in a timely fashion.

          (v)  ENVIRONMENT.

               (i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of Four Seasons and its subsidiaries is in compliance with all, and has not violated any, Environmental Laws;

               (ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect,
                    (x) neither Four Seasons nor any of its subsidiaries has Released, and, to the knowledge of Four Seasons, no other person has Released, any Hazardous Substances (in each case except in compliance with applicable Environmental Laws) on, at, in, under or from any of the immovable Properties or real properties (including the workplace environment) currently or, to Four Seasons' knowledge, previously owned, leased or operated by Four Seasons or any of its subsidiaries, and (y), to the knowledge of Four Seasons, there are no Hazardous Substances or other conditions that could reasonably be expected to result in liability of or adversely affect Four Seasons or any of its subsidiaries under or related to any Environmental Law on, at, in, under or from any of the immovable Properties or real properties (including the workplace environment) currently or, to Four Seasons' knowledge, previously owned, leased or operated by Four Seasons or any of its subsidiaries;

              (iii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no pending claims or, to the knowledge of Four Seasons, threatened claims, against Four Seasons or any of its subsidiaries arising out of any Environmental Laws;

               (iv) No Lien in favour of a Governmental Entity arising under
                    Environmental Laws is pending or, to the knowledge of Four Seasons, threatened, affecting Four Seasons or any of its subsidiaries or any real property owned, or leased by Four Seasons or any of its subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

               (v) Four Seasons has made available to Purchaser, its affiliates and their respective advisors copies of (x) all material environmental assessments, reports, audits and other documents in its possession (to the extent not superseded by a subsequent assessment, report, audit or other document, as applicable) relating to any real property currently owned or leased by Four Seasons or any of its subsidiaries and (y) any other such assessments, reports, audits and other documents which, to the knowledge of Four Seasons, are in its possession in its offices in Toronto that relate to the current or past environmental condition of any real property currently or formerly owned, leased or operated by Four Seasons or any of its subsidiaries.

          The Parties agree that the representations and warranties contained in this Section 3.1(v) are the sole representations and warranties of Four Seasons relating to compliance with the Environmental Laws. For purposes of this Section 3.1(v) only, references to "the knowledge of Four Seasons" means the actual knowledge, in their capacity as officers of Four Seasons and not in their personal capacity, of Sarah Cohen and Randolph Weisz, without further inquiry.

          (w) EMPLOYMENT AGREEMENTS AND COLLECTIVE AGREEMENTS. Four Seasons and each of its subsidiaries is not a party to or bound or governed by:

               (i) in respect of the Four Seasons Employees, except for the Contracts with those individuals listed in Section 3.1(w) of the Disclosure Letter and employment offer and promotion letters delivered in the ordinary course of business, (a) any existing employment agreement with any member of the Four Seasons management committee, any other officer of Four Seasons or any other person providing for payments in excess of $200,000 annually, or (b) any change of control agreement with any officer or senior employee or any written or, to the knowledge of Four Seasons, oral agreement, arrangement or understanding providing for an existing retention, severance or termination compensation or benefits to any officer or senior employee;

               (ii) except for the hotel properties listed in Section 3.1(w) of the Disclosure Letter, any existing collective bargaining or union agreements in place at the hotel properties managed by Four Seasons or any of its subsidiaries; or

              (iii) in respect of the Four Seasons Employees, except for the
                    Contracts with those individuals listed in Section 3.1(w) of the Disclosure Letter and employment offer and promotion letters delivered in the ordinary course of business, any change of control agreement with any officer or senior employee or any written or, to the knowledge of Four Seasons, oral agreement, arrangement or understanding providing for retention, severance or termination compensation or benefits to any officer or senior employee of Four Seasons that would, to the extent subject to United States Tax Laws, not be deductible pursuant to Section 162 or Section 280G of the Code or would be subject to the excise tax imposed by Section 4999 of the Code.

               Four Seasons has made available to the Purchaser, complete copies (or descriptions, where applicable) of the Contracts referred to in clauses (i), (ii) or (iii) of this Section 3.1(w). There are no material labour disputes, strikes or lock-outs relating to or involving any employees of Four Seasons or any of its subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no actual or, to the knowledge of Four Seasons, threatened applications for certification, voluntary recognition, related employer, successor employer or union bargaining rights in respect of Four Seasons or any of its subsidiaries.

          (x)  VOTE REQUIRED.

               (i) The only vote of holders of securities of Four Seasons necessary (under the Four Seasons Organizational Documents, the OBCA and other applicable Laws) to approve the Arrangement is, subject to any requirements of the Interim Order, the Required Vote.

               (ii) There are no shareholders agreements, registration rights agreements, voting trusts, proxies or similar agreements, arrangements or commitments to which Four Seasons or any of its subsidiaries is a party or, to the knowledge of Four Seasons, with respect to any shares or other equity interests of Four Seasons or any of its subsidiaries or any other Contract relating to disposition, voting or dividends with respect to any equity securities of Four Seasons or of any of its subsidiaries.

          (y) BROKERS. Except for the Financial Advisor (in respect of the Valuation and Fairness Opinion), and Goldman, Sachs & Co., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from, or to the reimbursement of any of its expenses by, Four Seasons or any of its subsidiaries in connection with this Agreement or the Arrangement. Four Seasons has provided to Purchaser a correct and complete copy of all agreements relating to the arrangements between it and each of Goldman, Sachs & Co. and the Financial Advisor which are in effect at the date hereof.

3.2   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

      No investigation by or on behalf of, or knowledge of, the Purchaser, Triples or any of their respective affiliates, or Isadore Sharp, will mitigate, diminish or affect the representations or warranties made by Four Seasons in this Agreement or any certificate delivered by Four Seasons pursuant to this Agreement. Except for the representations and warranties contained in this
Article III, neither Four Seasons nor any other persons on behalf of Four Seasons makes any express or implied representation or warranty with respect to Four Seasons or with respect to any other information provided or otherwise made available to the Purchaser in connection with the transactions contemplated hereby. The representations and warranties of Four Seasons contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms. This Section 3.2 shall not limit any covenant or agreement of Four Seasons or any of its subsidiaries which, by its terms, contemplates performance after the Effective Time or date on which this Agreement is terminated, as the case may be.

                                   ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

4.1   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      The Purchaser hereby represents and warrants to and in favour of Four Seasons as follows and acknowledges that Four Seasons is relying upon such representations and warranties in connection with the entering into of this
Agreement:

          (a) AUTHORITY RELATIVE TO THIS AGREEMENT. The Purchaser is a corporation duly incorporated under the laws of its jurisdiction of incorporation for the purpose of consummating the Arrangement and has not carried on any active business prior to the date of this Agreement other than activities in connection with this Agreement, the documents ancillary hereto and the transactions contemplated hereby and thereby. The Purchaser has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation by the Purchaser of the transactions contemplated by this Agreement have been duly authorized by the board and shareholders of the Purchaser, and no other corporate proceedings on the part of the Purchaser are necessary to authorize the execution and delivery by it of this Agreement or any agreement ancillary hereto and the consummation by it of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

          (b) NO VIOLATIONS. Neither the execution and delivery of this Agreement by the Purchaser nor the consummation of the Arrangement by the Purchaser nor compliance by the Purchaser with any of the provisions hereof will violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would (i) constitute a default) under (A) the articles of incorporation or Laws governing the Purchaser or (B) any material contract or other instrument or obligation to which the Purchaser or any Purchaser Party is a party or to which any of them, or any of their respective properties or assets, may be subject or by which the Purchaser or any Purchaser Party is bound and, in each case, individually or in the aggregate would materially adversely affect the Purchaser's ability to perform its obligations under this Agreement, or (ii) subject to obtaining the Regulatory Approvals, violate any Law applicable to the Purchaser or any of its properties or assets (except, in the case of clause (ii) above, for such violations which would not reasonably be expected to have a Purchaser Material Adverse Effect). Subject to obtaining the Regulatory Approvals set forth in Schedule C hereto and other than in connection with or in compliance with the provisions of applicable corporate, competition, anti-trust and securities Laws, no filing or registration with, or authorization, consent or approval of, any Governmental Entity is required of the Purchaser in connection with the Arrangement, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals which, if not received, would not reasonably be expected to have a Purchaser Material Adverse Effect.

          (c) FINANCING; SPONSOR GUARANTEE. Concurrently with the execution and delivery hereof, the Purchaser has delivered to Four Seasons copies of (i) an executed Amended and Restated Funding and Cooperation Agreement pursuant to which Kingdom and Cascade have agreed to provide cash equity financing in the aggregate amount of up to $1.8 billion (the "EQUITY FUNDING LETTER"), (ii) an executed commitment letter (the "COMMITMENT LETTER") from Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A. (collectively, the

               "LENDER"), pursuant to which the Lender has committed to provide the Purchaser and certain existing or future subsidiaries of Purchaser with financing in an aggregate amount of $950 million (such financing or any alternative financing in the same amount, the "DEBT FINANCING"), and (iii) an executed limited guarantee by Kingdom and Cascade of the Purchaser's obligations hereunder (the "SPONSOR GUARANTEE"). The Equity Funding Letter and the Sponsor Guarantee, in the form so delivered, is a legal, valid and binding obligation of the parties thereto and, solely in the case of the Sponsor Guarantee, enforceable by Four Seasons in accordance with its terms, and is in full force and effect as of the date hereof. The Purchaser has fully paid any and all commitment fees or other fees required by the Commitment Letter or as otherwise required pursuant to the Debt Financing that have come due. As of the date hereof, the Commitment Letter is in full force and effect and is a legal, valid and binding obligation of the Purchaser, and to the knowledge of the Purchaser, the other parties thereto. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Purchaser under the Equity Funding Letter, the Commitment Letter or the Sponsor Guarantee. The Purchaser has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Equity Funding Letter or the Commitment Letter. The Purchaser shall have at the Closing Date and at the Effective Time proceeds in connection with equity financing as contemplated by the Equity Funding Letter and the Debt Financing sufficient to consummate the Arrangement and the transactions contemplated thereby upon the terms contemplated by this Agreement.

          (d) INVESTMENT CANADA. The Purchaser is not a Canadian within the meaning of the INVESTMENT CANADA ACT (Canada).

4.2   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

      The representations and warranties of the Purchaser contained in this Agreement shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms. This Section 4.2 shall not limit any covenant or agreement of the Purchaser which, by its terms, contemplates performance after the Effective Time or date on which this Agreement is terminated, as the case may be.

                                   ARTICLE V
                            COVENANTS OF THE PARTIES

5.1   COVENANTS OF FOUR SEASONS REGARDING THE CONDUCT OF BUSINESS

      Four Seasons covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, unless the Purchaser shall otherwise agree in writing (to the extent that such consent is permitted by applicable Law), such agreement not to be unreasonably withheld or delayed (except as otherwise provided herein), or except as is otherwise expressly permitted or contemplated by this Agreement, or the Plan of Arrangement or contemplated by the reforecasted fiscal 2006 budget contained in the indicative fiscal 2007 budget or by the indicative fiscal 2007 budget (all as set forth in Section 5.1 of the Disclosure Letter), or as is contemplated by
Section 5.1 of the Disclosure Letter or as is otherwise required by applicable
Law:

          (a) the business of Four Seasons and its subsidiaries shall be conducted only, and Four Seasons and its subsidiaries shall not take any action except, in the ordinary course of business consistent with past practice, and Four Seasons shall use all commercially reasonable efforts to maintain and preserve its and its subsidiaries' business organization, assets, properties, employees, goodwill and business relationships, including with any hotel and resort property owner;

          (b) Four Seasons shall not, and shall not permit any of its subsidiaries to, directly or indirectly: (i) amend its articles, charter or by-laws or other comparable organizational documents;
               (ii) declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of the Four Seasons Shares owned by any person or the securities of any subsidiary owned by a person other than Four Seasons other than, in the case of Four Seasons, regularly scheduled semi-annual cash dividends, consistent with past practice and, in the case of any subsidiary wholly-owned by Four Seasons, any dividends payable to Four Seasons or any other wholly-owned subsidiary of Four Seasons; (iii) with respect to Four Seasons and its subsidiaries (other than any immaterial subsidiary) only, adjust, split, combine or reclassify its shares; (iv) issue, grant, sell or cause or, except in the case of Four Seasons in respect of shares of Four Seasons, permit a Lien (other than Permitted Liens) to be created on, or agree to issue, grant, sell or cause or, except in the case of Four Seasons in respect of shares of Four Seasons, permit a Lien (other than Permitted Liens) to be created on any shares of Four Seasons or its subsidiaries, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares of Four Seasons or any of its subsidiaries, other than (A) the issuance of Limited Voting Shares issuable pursuant to the terms of the outstanding Four Seasons Options and the Four Seasons Convertible Notes, and (B) transactions between two or more Four Seasons wholly-owned subsidiaries or between Four Seasons and a Four Seasons wholly-owned subsidiary; (v) redeem, purchase or otherwise acquire or subject to a Lien any of its outstanding securities or securities convertible or exchangeable into or exercisable for any such securities, unless otherwise required by the terms of such securities and other than in transactions between two or more Four Seasons wholly-owned subsidiaries or between Four Seasons and a Four Seasons wholly-owned subsidiary; (vi) with respect to Four Seasons and its material subsidiaries only, amend or modify the terms of any of its securities; (vii) adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Four Seasons or any of its subsidiaries; (viii) amend its accounting policies or adopt new accounting policies, in each case except as required in accordance with GAAP; (ix) make any material Tax election or settle or compromise any material Tax liability; or (x) authorize or propose any of the foregoing, or enter into, modify or terminate any Contract with respect to any of the foregoing;

          (c) Four Seasons shall promptly notify Purchaser in writing of (i) any circumstance or development that, to the knowledge of Four Seasons, is or would reasonably be expected to have a Material Adverse Effect or any change in any material fact set forth in the Data Room or the Disclosure Letter, or in Four Seasons' Public Disclosure Record filed before February 7, 2007, and (ii) the occurrence of any loss, breakage or damage to a hotel property owned or managed by Four Seasons or any of its subsidiaries in excess of $5,000,000 (irrespective of insurance or third party proceeds which have been or may be received in connection with such loss, breakage or damage); provided that the delivery of any such notification shall not modify, amend or supersede any disclosure set forth in the Disclosure Letter or any representation or warranty of Four Seasons contained in this Agreement or in any certificate or other instrument delivered in connection herewith;

          (d) Four Seasons shall not, and shall not permit any of its subsidiaries to, directly or indirectly, except, in the case of clauses (i), (ii) and (iv) below (and, to the extent that it relates to the foregoing clauses, clause (viii) below), in the ordinary course of business consistent with past practice: (i) sell, pledge, lease, license, dispose of or cause or permit a Lien to be created on any assets (including the shares of any subsidiary) of Four Seasons or of any subsidiary; (ii) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets or otherwise) any corporation, partnership or other business organization or division thereof or any property or asset, or make any investment either by the purchase of securities, contributions of capital (other than to wholly-owned subsidiaries), property transfer, or purchase of any property or assets of any other person, or enter into or extend any option to acquire, or exercise an option to acquire, any real property or commence construction of, or enter into any Contract to develop or construct, any real estate projects, if any of the foregoing would reasonably be expected to be material to Four Seasons and its subsidiaries taken as a whole and are otherwise not in the ordinary course of business consistent with past practice; (iii) incur any Indebtedness or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, or make any loans or advances in excess of $5,000,000 individually or $25,000,000 in the aggregate, except for extensions of existing Indebtedness and the issuance of letters of credit; (iv) make or commit to make capital expenditures or charitable contributions that, together with capital expenditures or charitable contributions made or committed to be made since September 30, 2006, are, in the aggregate, in excess of $2,500,000; (v) pay, discharge or satisfy any material claims, liabilities or obligations other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Four Seasons Financial Statements; (vi) waive, release, grant or transfer any rights of material value other than as permitted by Sections 5.1 (e) or (h); (vii) enter into a new line of business; or (viii) authorize or propose any of the foregoing, or enter into or modify any Contract to do any of the foregoing;

          (e) Four Seasons shall not, and shall not permit any of its subsidiaries to, directly or indirectly (i) enter into any Management Agreement or Contract with respect to the purchase or sale or development of any hotel or property outside the ordinary course of business or that would impose payment or other obligations on Four Seasons or any of its subsidiaries in excess of $5,000,000 individually or $25,000,000 in the aggregate; (ii) amend in a manner materially adverse to Four Seasons or any of its subsidiaries or voluntarily terminate any Management Agreement; (iii) enter into any Contract or series of Contracts (other than a Management Agreement or Contract with respect to the purchase or sale or development of any hotel or property) resulting in a new Contract or series of related new Contracts outside of the ordinary course of business that would result in any Contract having a term in excess of 12 months and that would not be terminable by Four Seasons or its subsidiaries upon notice of 90 days or less from the date of the relevant Contract or modification of the Contract, or that would impose payment or other financial obligations on Four Seasons or any of its subsidiaries in excess of $2,500,000 individually or $25,000,000, in the aggregate, (iv) enter into any Contract that would limit or otherwise restrict Four Seasons or any of its subsidiaries or any of their successors, or that would, after the Effective Time, limit or otherwise restrict the Purchaser or any of its affiliates or any of their successors, from engaging or competing in any line of business or in any geographic area, except as contemplated by any Management Agreement; or (v) terminate, cancel or amend in any manner materially adverse to Four Seasons or any of its subsidiaries any Material Contract not otherwise contemplated in this section 5.1(e);

          (f) other than as is necessary to comply with applicable Laws, Four Seasons Plans or Contracts, neither Four Seasons nor any of its subsidiaries, in respect of the Four Seasons Employees, (i) shall grant to any officer or director of Four Seasons or any of its subsidiaries an increase in compensation in any form; (ii) grant any general salary increase; (iii) take any action with respect to the grant of any severance or termination pay; (iv) enter into any employment agreement with any officer or director of Four Seasons or any of its subsidiaries; (v) increase any benefits payable under its current severance or termination pay policies; or (vi) adopt or materially amend or make any contribution to any Four Seasons Plan;

          (g) except as permitted pursuant to this Section 5.1, Four Seasons shall not, and shall not permit any of its subsidiaries to, make any loans, advances or capital contributions to, or investments in, or guarantees (other than performance guarantees on behalf of wholly-owned subsidiaries) to, any other person other than to wholly-owned subsidiaries, or make any loans to any officer, or director of Four Seasons or any of its subsidiaries;

          (h) Four Seasons shall not, and shall not permit any of its subsidiaries to, waive, release, assign, settle or compromise (i) any material Legal Actions or any material claim or material liability other than in the ordinary course of business consistent with past practice or (ii) any Legal Action that is brought by any current, former or purported holder of any securities of Four Seasons in its capacity as such and that (A) requires any payment to such security holders by Four Seasons or any subsidiary or (B) adversely affects in any material respect the ability of Four Seasons and the subsidiaries to conduct their business in a manner consistent with past practice; and

          (i) Four Seasons shall use its commercially reasonable efforts to cause the current insurance (or re-insurance) policies maintained by Four Seasons or any of its subsidiaries that is placed by Four Seasons, including directors' and officers' insurance, not to be cancelled or terminated and to prevent any of the coverage thereunder from lapsing, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; provided that Four Seasons shall not place or renew any insurance (or re-insurance) policy for a term exceeding 12 months.

          (j) Four Seasons will not enter into or amend any Contract with any broker, finder or investment banker as contemplated in Section 3.1(y), including any amendment of any of the Contracts referred to in the second sentence of Section 3.1(y) without the prior written approval of the Purchaser, which approval may be withheld in the sole discretion of the Purchaser; provided that the Purchaser will not unreasonably withhold its consent in connection with Four Seasons entering into or amending any such Contract with a financial advisor to the Special Committee.

5.2   PRE-ACQUISITION REORGANIZATIONS

      Subject to the following sentences, Four Seasons agrees that, upon request by the Purchaser, Four Seasons shall, and shall cause its subsidiaries to, at the expense of Purchaser, use its commercially reasonable efforts to (i) effect such reorganizations of its business, operations and assets and the integration of other affiliated businesses as the Purchaser may request, acting reasonably (each a "PRE-ACQUISITION REORGANIZATION") and (ii) cooperate with the Purchaser and its advisors to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they may most effectively be undertaken. The Purchaser acknowledges and agrees that the Pre-Acquisition Reorganizations shall (A) not impede, delay or prevent consummation of the Arrangement (including by giving rise to litigation by third parties); (B) be such that, in the opinion of Four Seasons, acting reasonably, would not prejudice the Four Seasons Shareholders or the holders of Four Seasons Options;
(C) not require Four Seasons to obtain the approval of Four Seasons Shareholders; or (D) not be considered in determining whether a representation, warranty or covenant of Four Seasons hereunder has been breached, it being acknowledged by the Purchaser that these actions could require the consent of third parties under applicable Contracts and Governmental Entities. The Purchaser shall provide written notice to Four Seasons of any proposed Pre-Acquisition Reorganization at least twenty days prior to the anticipated Effective Time. Upon receipt of such notice, the Purchaser and Four Seasons shall, at the expense of the Purchaser, work cooperatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to any Pre-Acquisition Reorganizations. The Parties shall seek to have any such Pre-Acquisition Reorganization made effective as of the last moment of the day ending immediately prior to the Closing Date (but after the Purchaser shall have waived or confirmed that all conditions to Closing have been satisfied), provided that no such Pre-Acquisition Reorganization will be made effective unless (i) it is reasonably certain, after consulting with Four Seasons, that the Arrangement will become effective; (ii) such Pre-Acquisition Reorganization can be reversed or unwound without adversely affecting Four Seasons or its subsidiaries in the event the Arrangement does not become effective and this Agreement is terminated; or (iii) Four Seasons otherwise reasonably agrees. If the Arrangement is not completed, the Purchaser will forthwith reimburse Four Seasons for all reasonable fees and expenses (including any professional fees and expenses) incurred by Four Seasons and its subsidiaries in considering and effecting a Pre-Acquisition Reorganization and shall be responsible for any costs of Four Seasons and its subsidiaries in reversing or unwinding any Pre-Acquisition Reorganization that was effected prior to termination of the Agreement at the Purchaser's request. The obligation of the Purchaser to reimburse Four Seasons for fees and expenses and be responsible for costs as set out in this Section will be in addition to any other payment the Purchaser may be obligated to make hereunder and will survive termination of this Agreement. The completion of the Pre-Acquisition Reorganization shall not be a condition to completion of the Arrangement.

5.3   COVENANTS OF FOUR SEASONS REGARDING THE ARRANGEMENT

      Four Seasons shall perform, and shall cause its subsidiaries to perform, all obligations required or desirable to be performed by Four Seasons or any of its subsidiaries under this Agreement, co-operate with the Purchaser in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, Four Seasons shall and, where appropriate, shall cause its subsidiaries to:

          (a) except as specifically permitted by Section 7.2, use all commercially reasonable efforts to obtain the Required Vote;

          (b) unless this Agreement shall have been terminated in accordance with Section 8.2, submit this Agreement to the Four Seasons Shareholders at the Four Seasons Meeting no later than the fifth business day immediately preceding the Outside Date, even if its Board shall have withdrawn, amended, modified or qualified its recommendation of this Agreement or the Arrangement;

          (c) use all commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by Four Seasons or a subsidiary in connection with the Arrangement from other parties to the Contracts; notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any person (other than a Governmental Entity) with respect to any transaction contemplated by this Agreement, (i) without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed, not pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, or make any commitment or incur any liability or other obligation due to such person, and (ii) neither the Purchaser nor any of its affiliates shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, or make any commitment or incur any liability or other obligation to such person;

          (d) use its commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from Four Seasons or any of its subsidiaries relating to the Arrangement;

          (e) apply for and use all commercially reasonable efforts to obtain, and use all commercially reasonable efforts to assist the Purchaser to obtain, all Regulatory Approvals relating to Four Seasons or any of its subsidiaries and, in doing so, keep the Purchaser reasonably informed as to the status of the proceedings related to obtaining the Regulatory Approvals, including providing the Purchaser with copies of all related applications and notifications (other than confidential information contained in such applications and notifications), in draft form, in order for the Purchaser to provide its comments thereon;

          (f) defend all lawsuits or other legal, regulatory or other proceedings against Four Seasons or any of its subsidiaries challenging or affecting this Agreement or the consummation of the transactions contemplated hereby; and

          (g) take all actions required under the Indenture, including the giving of any notices to the trustee or the holders of the Four Seasons Convertible Notes and the execution of any supplemental indenture, (i) in connection with the consummation of the transactions contemplated by this Agreement, and (ii) to ensure that the treatment of the Four Seasons Convertible Notes contemplated by the second to last sentence of
               Section 3.1(e) is achieved.

5.4   COVENANTS OF THE PURCHASER REGARDING THE PERFORMANCE OF OBLIGATIONS

      Except as contemplated in this Agreement, the Purchaser shall perform all obligations required or desirable to be performed by it under this Agreement, co-operate with Four Seasons in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, the Purchaser shall:

          (a) apply for and use all commercially reasonable efforts to obtain all Regulatory Approvals relating to it and relating to Four Seasons or any of Four Seasons' subsidiaries and, in doing so, keep Four Seasons reasonably informed as to the status of the proceedings related to obtaining the Regulatory Approvals, including providing Four Seasons with copies of all related applications and notifications in draft form (other than confidential information contained in such applications and notifications), in order for Four Seasons to provide its reasonable comments thereon; provided, however, that nothing in this Agreement shall require the Purchaser, any Purchaser Party, Four Seasons or any of their respective significant affiliates to divest or hold separate or otherwise take or commit to take any action to obtain any such Regulatory Approval that would adversely affect the activities of the Purchaser, any Purchaser Party, Four Seasons or any of their respective significant affiliates as conducted on the date hereof in any material respect;

          (b) use its commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from the Purchaser or any of its affiliates relating to the Arrangement;

          (c) defend all lawsuits or other legal, regulatory or other proceedings against it challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

          (d) make available to Four Seasons, on a timely basis after consummation of the Arrangement, sufficient funds to permit Four Seasons to meet its obligations under the Indenture with respect to the conversion or any required repurchase of Four Seasons Convertible Notes; and

          (e) vote and cause its affiliates to vote (or cause to be voted) all Four Seasons Shares held by each of them in favour of the Arrangement and transactions contemplated hereby.

5.5   MUTUAL COVENANTS

      Each of the Parties covenants and agrees that, except as contemplated in this Agreement, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms:

          (a) it shall, and shall cause its subsidiaries to, use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in
               Article VI to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to consummate the Arrangement, including using its commercially reasonable efforts to: (i) oppose, lift or rescind any injunction or restraining order against it or other order or action against it seeking to stop, or otherwise adversely affecting its ability to make and complete, the Arrangement; and (ii) co-operate with the other Party in connection with the performance by it and its subsidiaries of their obligations hereunder; and

          (b) it shall not take any action, refrain from taking any commercially reasonable action, or permit any action to be taken or commercially reasonable action to not be taken, which is inconsistent with this Agreement or which would reasonably be expected to significantly impede the consummation of the Arrangement or to prevent or materially delay the consummation of the transactions contemplated hereby, in each case, except as permitted by this Agreement.

5.6   STOCK OPTIONS

      Purchaser acknowledges that, subject to receipt of all appropriate approvals and consents from any Governmental Entity, and pursuant to the provisions of the Four Seasons Stock Option Plan, Four Seasons shall facilitate the acceleration of the vesting of any unvested Four Seasons Options as may be necessary or desirable to allow all persons holding Four Seasons Options to exercise such Options for the purpose of participating in the Arrangement. Pursuant to the Arrangement, any Four Seasons Options that have not been exercised prior to the Effective Time will be transferred by each holder thereof to Four Seasons without any act or formality on its or their part in exchange for a cash amount equal to the excess, if any, of (i) the product of the number of Four Seasons Shares underlying the Four Seasons Options held by such holder and $82.00, over (ii) the aggregate exercise price for all Four Seasons Shares underlying the Four Seasons Options held by such holder (converted at the Bank of Canada's published rate of exchange for United States dollars at noon on the day prior to the Closing Date). Pursuant to the Plan of Arrangement, Four Seasons will be entitled to deduct and withhold from any consideration otherwise payable to any holder of Four Seasons Options such amounts as Four Seasons is required to deduct and withhold with respect to such payment under the Tax Act, the UNITED STATES INTERNAL REVENUE CODE OF 1986 or any provision of provincial, state, local or foreign tax law, in each case, as amended or succeeded and subject to the provisions of any applicable income tax treaty between Canada and the country where the holder is resident.

5.7   DISCLOSURE OF MATERIAL INFORMATION UPON TERMINATION

      If this Agreement is terminated prior to the Effective Time (other than pursuant to Section 8.2(4)), Four Seasons shall, within 5 Business Days of such termination, disclose all Material Information to the public generally by means of a material change report and a filing on Form 8-K or other periodic report required or permitted to be filed under applicable laws. For purposes of this
Section 5.7, "Material Information" shall mean all material and non-public information concerning Four Seasons or any of its subsidiaries that has been furnished to the Purchaser or any of it affiliates, in written, electronic or other form, in connection with this Agreement, the contemplated transactions or the due diligence therefor.

                                   ARTICLE VI
                                   CONDITIONS

6.1   MUTUAL CONDITION PRECEDENTS

      The obligations of the Parties to complete the transactions contemplated by this Agreement are subject to the fulfillment, on or before the Effective Time, of each of the following conditions precedent, each of which may only be waived by the mutual consent of the Parties:

          (a) the Arrangement shall have been approved at the Four Seasons Meeting by not less than the Required Vote;

          (b) the Interim Order and the Final Order shall each have been obtained in form and on terms reasonably satisfactory to each of the Parties, and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise;

          (c) all Regulatory Approvals shall have been obtained or concluded or, in the case of waiting or suspensory periods, expired or been terminated;

          (d) no Governmental Entity shall have enacted, issued, promulgated, applied for (or advised either Four Seasons or the Purchaser in writing that it has determined to make such application), enforced or entered any Law (whether temporary, preliminary or permanent) that restrains, enjoins or otherwise prohibits consummation of, or dissolves the Arrangement or the other transactions contemplated by this Agreement; and

          (e) this Agreement shall not have been terminated in accordance with its terms.

6.2   ADDITIONAL CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER

      The obligations of the Purchaser to complete the transactions contemplated by this Agreement shall also be subject to the fulfillment of each of the following conditions precedent (each of which is for the exclusive benefit of the Purchaser and may be waived by Purchaser):

          (a) all covenants of Four Seasons under this Agreement to be performed on or before the Effective Time shall have been duly performed by Four Seasons in all material respects, and Purchaser shall have received a certificate of Four Seasons addressed to Purchaser and dated the Effective Time, signed on behalf of Four Seasons by two senior executive officers of Four Seasons (on Four Seasons' behalf and without personal liability), confirming the same as at the Effective Time;

          (b) the representations and warranties of Four Seasons set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Material Adverse Effect qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not reasonably be expected to have a Material Adverse Effect. In addition, the representations and warranties set forth in the first three sentences of Section 3.1(e) shall be true and correct in all material respects. The Purchaser shall have received a certificate of Four Seasons addressed to Purchaser and dated the Effective Time, signed on behalf of Four Seasons by two senior executive officers of Four Seasons (on Four Seasons' behalf and without personal liability), confirming the above as at the Effective Time;

          (c) all Regulatory Approvals shall have been obtained or concluded on terms and conditions that do not adversely affect the activities of the Purchaser, any Purchaser Party, Four Seasons or any of their respective significant affiliates as conducted on the date hereof in any material respect and no Governmental Entity shall have advised Purchaser, any Purchaser Party, Four Seasons or any of their respective affiliates that it intends to seek to impose any restriction on their respective activities (as conducted on the date hereof) as a result of the consummation of the Arrangement that would adversely affect Purchaser, any Purchaser Party, Four Seasons or any of their respective significant affiliates in any material respect;

          (d) between the date hereof and the Effective Time, there shall not have occurred a Material Adverse Effect with respect to Four Seasons or any event or occurrence that would reasonably be expected to have a Material Adverse Effect; and

          (e) the aggregate number of Limited Voting Shares held, directly or indirectly, by the Four Seasons Shareholders who have properly exercised Dissent Rights in connection with the Arrangement shall not exceed 10% of the outstanding Limited Voting Shares.

6.3   ADDITIONAL CONDITIONS PRECEDENT TO THE OBLIGATIONS OF FOUR SEASONS

      The obligations of Four Seasons to complete the transactions contemplated by this Agreement shall also be subject to the following conditions precedent (each of which is for the exclusive benefit of Four Seasons and may be waived by Four Seasons):

          (a) all covenants of the Purchaser under this Agreement to be performed on or before the Effective Time shall have been duly performed by the Purchaser in all material respects, and Four Seasons shall have received a certificate of the Purchaser, addressed to Four Seasons and dated the Effective Time, signed on behalf of the Purchaser by two of its senior executive officers (on such Party's behalf and without personal liability), confirming the same as of the Effective Time; and

          (b) the representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Material Adverse Effect qualifications contained in them, as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not reasonably be expected to have a Purchaser Material Adverse Effect. Four Seasons shall have received a certificate of the Purchaser, addressed to Four Seasons and dated the Effective Time, signed on behalf of the Purchaser by two senior executive officers of such Party (on such Party's behalf and without personal liability), confirming the above as of the Effective Time.

                                  ARTICLE VII
                              ADDITIONAL AGREEMENTS

7.1  NOTICE AND CURE PROVISIONS

     (1) Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement and the Effective Time of any event or state of facts which occurrence or failure would, or would be likely to:

          (a) cause any of the representations or warranties of any Party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Time; or

          (b) result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any Party hereunder prior to the Effective Time.

     (2) Purchaser may not exercise its right to terminate this Agreement pursuant to Section 8.2(3)(b) and Four Seasons may not exercise its right to terminate this

          Agreement pursuant to Section 8.2(4) unless the Party seeking to terminate the Agreement shall have delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the termination right. If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is capable of being cured (except matters arising out of the failure to make appropriate disclosure in the Disclosure Letter), no Party may exercise such termination right, until the earlier of (i) the Outside Date, and (ii) the date that is 15 business days following receipt of such notice by the Party to whom the notice was delivered, if such matter has not been cured by such date. If such notice has been delivered prior to the date of the Four Seasons Meeting, such meeting shall, unless the Parties agree otherwise, be postponed or adjourned until the expiry of such period (without causing any breach of any other provision contained herein). If such notice has been delivered prior to the filing of the Articles of Arrangement with the Director, such filing shall be postponed until two business days after the expiry of such period.

     (3) Each Party shall promptly notify the other Party of (i) any communication from any person alleging that the consent of such person (or another person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its subsidiaries or its representatives), (ii) any material communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its subsidiaries or its representatives), and
          (iii) any material Legal Actions threatened or commenced against or otherwise affecting such Party or any of its subsidiaries that are related to the transactions contemplated by the Agreement.

7.2  NON-SOLICITATION

     (1) Except as expressly provided in this Article VII, Four Seasons shall not, directly or indirectly, through any officer, director, employee, representative (including any financial or other advisor) or agent of Four Seasons or any of its subsidiaries, (i) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information or entering into any Contract) the initiation of any inquiries or proposals regarding an Acquisition Proposal, (ii) participate in any substantive discussions or negotiations with any person (other than the Purchaser and Triples and their respective affiliates) regarding an Acquisition Proposal, (iii) withdraw, amend, modify or qualify, or propose publicly to withdraw, amend, modify or qualify, in a manner adverse to the Purchaser, the approval or recommendation of the Board or any committee thereof (including the Special Committee) of this Agreement or the Arrangement, (iv) accept, approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, or (v) accept or enter into, or publicly propose to enter into, any Contract in respect of an Acquisition Proposal (other than a confidentiality agreement permitted by Section 7.2(2)).

     (2) Notwithstanding Section 7.2(1) and any other provision of this Agreement, the Board shall be permitted to (i) withdraw, amend, modify or qualify (or propose publicly to withdraw, amend, modify or qualify) in a manner adverse to the Purchaser the approval or recommendation of the Board or any committee thereof (including the Special Committee) of this Agreement or the Arrangement; (ii) participate in any discussions or negotiations with, or furnish information to, any person in response to an Acquisition Proposal by such person; and
          (iii) approve, endorse or recommend or propose publicly to approve, endorse or recommend any Acquisition Proposal, if and only to the extent that:

          (a) Four Seasons has received an unsolicited bona fide written Acquisition Proposal from such person;

          (b) Four Seasons shall have complied with all other requirements of this Section 7.2;

          (c) the Board, after consultation with its financial advisors and outside legal counsel, determines in good faith that the Acquisition Proposal would be reasonably likely to result in a Superior Proposal; and

          (d) in the case of clause (ii) of this Section 7.2(2), prior to providing any information or data to such person in connection with such Acquisition Proposal, the Board receives from such person an executed confidentiality agreement having substantially the same terms as the Confidentiality Agreements and, taken as a whole, being no less favourable to Four Seasons than the Confidentiality Agreements, and Four Seasons sends a copy of any such confidentiality agreement to the Purchaser promptly upon its execution and the Purchaser is provided promptly with a list of, or in the case of information that was not previously made available to the Purchaser, copies of, any information provided to such person.

     (3) Four Seasons shall, and shall cause the officers, directors, employees, representatives and agents of Four Seasons and its subsidiaries to, immediately terminate any existing solicitations, discussions or negotiations with any person (other than the Purchaser and Triples and their respective affiliates) that has made, indicated any interest to make or may reasonably be expected to make, an Acquisition Proposal. Four Seasons agrees not to release any third party from any standstill agreement to which it is a party unless such party has made an Acquisition Proposal that the Board, after consultation with its financial advisors and outside legal counsel, has determined in good faith would be reasonably likely to result in a Superior Proposal. Four Seasons shall promptly request the return or destruction of all information provided to any third party which, at any time since January 1, 2006, has entered into a confidentiality agreement with Four Seasons relating to a potential Acquisition Proposal to the extent that such information has not previously been returned or destroyed, and shall use all commercially reasonable efforts to ensure that such requests are honoured in accordance with the terms of such agreement.

     (4) Four Seasons shall promptly (and in any event within 72 hours of receipt by Four Seasons) notify the Purchaser, at first orally and thereafter in writing, of any proposal, inquiry, offer (or any amendment thereto) or request relating to or constituting an Acquisition Proposal, in each case received after the date hereof, of which any of its directors, officers, representatives or agents are or become aware, or any amendments to the foregoing, any request for discussions or negotiations, or any request for non-public information relating to Four Seasons or any of its subsidiaries in connection with an Acquisition Proposal or for access to the books or records of Four Seasons or any of its subsidiaries by any person that informs Four Seasons or such subsidiary that it is considering making, or has made, an Acquisition Proposal and any amendment thereto; and Four Seasons shall promptly provide to Purchaser a description of the material terms and conditions of any such Acquisition Proposal or proposal, inquiry, offer or request. Four Seasons shall keep Purchaser informed of any material change to the material terms of any such Acquisition Proposal or proposal, inquiry, offer or request.

     (5) Nothing contained in this Section 7.2 (but subject to the Purchaser's rights in Section 8.2(3)(a)) shall prohibit the Board from making any disclosure to Four Seasons' Shareholders prior to the Effective Time if, in the good faith judgment of the Board, after consultation with outside legal counsel, such disclosure is necessary for the Board to act in a manner consistent with its fiduciary duties or is otherwise required under applicable Law, including its obligations under Rule 14e-2 under the Exchange Act.

     (6) Nothing contained in this Agreement shall limit in any way the obligation of Four Seasons to convene and hold the Four Seasons Meeting in accordance with Section 2.1 of this Agreement unless this Agreement is terminated in accordance with Article VIII.

7.3   AGREEMENT AS TO DAMAGES

     (1) Notwithstanding any other provision relating to the payment of fees or expenses, including the payment of brokerage fees, Four Seasons shall pay, or cause to be paid, to the Purchaser Payment Parties in such proportions as the Purchaser Payment Parties may advise Four Seasons jointly in writing by wire transfer of immediately available funds an amount equal to $75 million (the "TERMINATION FEE") LESS any amounts actually paid or required to be paid by Four Seasons to the Purchaser pursuant to Section 7.3(2), if:

          (a)  the Purchaser shall have terminated this Agreement pursuant to
               Section 8.2(3)(c) or Section 8.2(3)(d), in which case payment shall be made within two business days of such termination; or

          (b) (i) after the date hereof, (A) and prior to the Four Seasons Meeting, a BONA FIDE Acquisition Proposal shall have been made or proposed to Four Seasons or publicly announced, or a person shall have publicly announced an intention to do so (which has not been withdrawn), or (B) any of the events referred to in Section 8.2(3)(a) shall have occurred, (ii) this Agreement is terminated by the Purchaser or Four Seasons pursuant to Section 8.2(2)(b) and (iii) within 365 days after the date of such termination either (A) Four Seasons or any of its subsidiaries enters into a Contract providing for the implementation of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i)(A) above) and Four Seasons shall consummate such Acquisition Proposal, whether or not amended prior to its consummation and whether such consummation is before or after such 365th day or (B) an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i)(A) above) is consummated, in which case payment shall be made on the date on which such Acquisition Proposal is consummated; or

          (c)  the Purchaser shall have terminated this Agreement pursuant to
               Section 8.2(2)(a) or Section 8.2(3)(b) and (i) the reason that the Effective Time did not occur prior to the Outside Date (in the case of termination pursuant to Section 8.2(2)(a)) was the failure of Four Seasons to complete the transactions contemplated hereby when required to do so, or (ii) the breach that gave rise to the Purchaser's right to terminate (in the case of termination pursuant to Section 8.2(3)(b)) was wilful, in which case payment shall be made within two business days of such termination.

     (2) Four Seasons shall pay, or cause to be paid, to the Purchaser by wire transfer of immediately available funds, the reasonable documented expenses of the Purchaser and its affiliates incurred in connection with the transactions contemplated hereby (other than any expenses related to a broker, finder or investment banker) not to exceed $10 million if:

          (a) (i) after the date hereof and prior to the Four Seasons Meeting, any of the events referred to in Section 8.2(3)(a) shall have occurred, and (ii) this Agreement shall have been terminated by the Purchaser or Four Seasons pursuant to Section 8.2(2)(b); or

          (b) this Agreement shall have been terminated by the Purchaser pursuant to Section 8.2(3)(b),

          such payment to be made within two business days of any such termination.

     (3) The Purchaser shall pay, or cause to be paid, to Four Seasons by wire transfer of immediately available funds an amount equal to $100 million if this Agreement shall have been terminated by Four Seasons pursuant to Section 8.2(2)(a) or Section 8.2(4), provided that, in the case of termination pursuant to Section 8.2(2)(a), the reason that the Effective Time did not occur prior to the Outside Date was the failure of the Purchaser to complete the transactions contemplated hereby when required to do so. Such payment shall be made within two business days of any such termination.

     (4) In no event shall Four Seasons be required to pay under Section 7.3(1) and 7.3(2), in the aggregate, an amount in excess of the Termination Fee.

7.4   FEES AND EXPENSES

      Except as provided in Section 7.3, each Party shall pay all fees, costs and expenses incurred by such Party in connection with this Agreement and the Arrangement.

7.5   LIQUIDATED DAMAGES, INJUNCTIVE RELIEF AND NO LIABILITY OF OTHERS

      The Parties acknowledge that all of the payment amounts set out in Section
7.3 are payments of liquidated damages which are a genuine pre-estimate of the damages a Party will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties. Each Party irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive or punitive. For greater certainty, the Parties agree that the right to receive payment of the amount determined pursuant to Section 7.3 in the manner provided therein is the sole and exclusive remedy of the Party entitled to such payment in respect of the event giving rise to such payment, other than the right to injunctive relief in accordance with Section 9.3 hereof to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreements or otherwise to obtain specific performance of any of such acts, covenants or agreements, without the necessity of posting a bond or security in connection therewith. Other than amounts that may become payable pursuant to the Sponsor Guarantee, there shall be no liability of any shareholder, director, officer, employee, advisor or representative of the Purchaser, any Purchaser Party or any affiliate thereof, whether to Four Seasons, the Purchaser or any other person (including any shareholder, director, officer, employee, advisor or representative thereof) in connection with any liability or other obligation of the Purchaser, any Purchaser Party or any affiliate thereof, whether hereunder or otherwise in connection with the transactions contemplated hereby (including in connection with the Equity Funding Letter).

7.6   ACCESS TO INFORMATION; CONFIDENTIALITY

      From the date hereof until the earlier of the Effective Time and the termination of this Agreement, subject to compliance with applicable Law and the terms of any existing Contracts, Four Seasons shall, and shall cause its subsidiaries and their respective officers, directors, employees, independent auditors, accounting advisers and agents to, afford to the Purchaser and to its officers, employees, agents and representatives such access as the Purchaser may reasonably require at all reasonable times, including for the purpose of facilitating the ability to grant the collateral package required by the Lender in connection with the financing contemplated by the Commitment Letter and the definitive agreements contemplated therein, and facilitating integration business planning, to their officers, employees, agents, properties, books, records and Contracts, and shall make available to the Purchaser all data and information as the Purchaser may reasonably request. Without limiting the foregoing, the Purchaser and its representatives (including its financing sources) shall, upon reasonable prior notice, have the right to conduct appraisal and environmental and engineering inspections of each of the Owned Properties; PROVIDED, THAT no such inspections shall be conducted in a manner which disrupts in any material respect the normal course of business of Four Seasons at the applicable Property. The Purchaser and Four Seasons acknowledge and agree that information furnished pursuant to this Section shall be subject to the terms and conditions of the Confidentiality Agreements.

7.7  INSURANCE AND INDEMNIFICATION

     (1) The Purchaser will, or will cause Four Seasons and its subsidiaries to, maintain in effect without any reduction in amount or scope for six years from the Effective Time customary policies of directors' and officers' liability insurance providing protection comparable to the protection provided by the policies maintained by Four Seasons and its subsidiaries which are in effect immediately prior to the Effective Time and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Time; PROVIDED, HOWEVER, that Four Seasons will not be required, in order to maintain such directors' and officers' liability insurance policy, to pay an annual premium in excess of 250% of the cost of the existing policies; and provided further that, if equivalent coverage cannot be obtained or can only be obtained by paying an annual premium in excess of 250% of such amount, Four Seasons shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to 250% of such amount. Furthermore, prior to the Effective Time Four Seasons may, in the alternative, purchase run off directors' and officers' liability insurance for a period of up to six years from the Effective Time provided that the premiums will not exceed 250% of the premiums currently charged to Four Seasons for directors' and officer's liability insurance, and in such event none of the Purchaser, Four Seasons or any of its subsidiaries will have any further obligation under this Section 7.7(1).

     (2) The Purchaser agrees that it shall directly honour all rights to indemnification or exculpation now existing in favour of present and former officers and directors of Four Seasons and its subsidiaries, which shall survive the completion of the Arrangement and the provisions of this Section 7.7 shall be binding, jointly and severally, on all successors of the Purchaser.

     (3) The provisions of this Section 7.7 are intended for the benefit of, and shall be enforceable by, each insured or indemnified person, his or her heirs and his or her legal representatives and, for such purpose, Four Seasons hereby confirms that it is acting as agent and trustee on their behalf.

7.8   EXCHANGE DE-LISTING

      Subject to applicable Laws, Purchaser and Four Seasons shall use their commercially reasonable efforts to cause the Four Seasons Shares to be de-listed from the Exchanges and de-registered under the EXCHANGE ACT promptly, with effect immediately following the acquisition by the Purchaser of the Four Seasons Shares pursuant to the Plan of Arrangement.

7.9   TAKE-OVER STATUTES

      If any take-over statute is or becomes applicable to this Agreement, the Arrangement or the other transactions contemplated by this Agreement, each of the Purchaser and Four Seasons and their respective boards of directors shall
(a) take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute.

7.10  TAX MATTERS

      During the period from the date of this Agreement to the Effective Time, Four Seasons and its subsidiaries shall:

     (1) prepare and timely file all material Returns required to be filed by them on or before the Effective Time ("POST-SIGNING RETURNS") in a manner consistent, in all material respects, with past practice, except as otherwise required by applicable Laws;

     (2) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed; and

     (3) properly reserve (and reflect such reserve in their books and records and financial statements) for all Taxes payable by them for which no Post-Signing Return is due prior to the Effective Time in a manner consistent with past practice.

7.11  DEBT FINANCING

     (1) The Purchaser shall use its commercially reasonable efforts to arrange the Debt Financing as promptly as practicable after the date hereof, including using commercially reasonable efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions contained therein and (ii) to satisfy all conditions applicable to the Purchaser in such definitive agreements that are within its control. In the event any portion of the Debt Financing becomes unavailable, the Purchaser shall use its commercially reasonable efforts to arrange to obtain any such portion from alternative sources as promptly as practicable. The Purchaser shall give Four Seasons prompt notice of any material breach by any party of the Commitment Letter or any termination of the Commitment Letter. The Purchaser shall keep Four Seasons informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing. For the avoidance of doubt, if the Debt Financing has not been obtained, the Purchaser shall continue to be obligated to consummate the Arrangement on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Sections 6.1 and
          6.2 of this Agreement and to the Purchaser's rights under Sections 8.2(2) and 8.2(3).

     (2) Four Seasons agrees to provide, shall cause its subsidiaries to provide and shall use its commercially reasonable efforts to have its and their representatives

          (including counsel, financial advisors and auditors) provide, all commercially reasonable cooperation in connection with the arrangement of the Debt Financing or any other financing transactions contemplated by the Purchaser in connection with the consummation of the transaction contemplated hereby, as may be reasonably requested by the Purchaser (and, without limitation, such requested cooperation shall not unreasonably interfere with the ongoing operations of Four Seasons and its subsidiaries), including (i) participation in meetings, drafting sessions and due diligence sessions, (ii) making available to the Purchaser and its financing sources financial and other pertinent information regarding Four Seasons as may be reasonably requested by the Purchaser, (iii) assisting the Purchaser and its financing sources in the preparation of (A) an offering document of the Purchaser for any debt raised to complete the Arrangement and (B) materials for rating agency presentations by the Purchaser, (iv) assisting the Purchaser and its financing sources attending to matters relating to title, (v) reasonably cooperating with the marketing efforts of Purchaser and its financing sources for any debt raised by Purchaser to complete the Arrangement, (vi) forming new direct or indirect subsidiaries, and (vii) having officers execute, without personal liability, any reasonably necessary officers' certificates or management representation letters to Four Seasons' accountants to issue unqualified reports with respect to the financial statements to be included in any offering documents; provided that none of Four Seasons or any subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing prior to the Effective Time. The Purchaser shall, promptly upon request by Four Seasons, reimburse Four Seasons for all reasonable out-of-pocket costs (including legal fees) incurred by Four Seasons or its subsidiaries and their respective advisers, agents and representatives in connection with such cooperation.

     (3) All non-public or otherwise confidential information regarding Four Seasons obtained by Purchaser or its representatives pursuant to paragraph (2) above shall be kept confidential in accordance with the Confidentiality Agreements.

7.12  RESIGNATIONS

      Subject to confirmation that insurance coverage is maintained as contemplated by Section 7.7, and delivery by each of Kingdom and Triples of releases from all claims and potential claims in respect of the period prior to the Effective Time in favour of each of the directors of Four Seasons (other than claims or potential claims in respect of which Four Seasons is precluded by applicable Law from indemnifying a director), Four Seasons shall obtain and deliver to the Purchaser at the Effective Time evidence reasonably satisfactory to Purchaser of the resignation effective as of the Effective Time, of those directors of Four Seasons designated by the Purchaser to Four Seasons in writing at least five calendar days prior to the Effective Time.

7.13 CONVERTIBLE NOTES TENDER OFFER

     The Purchaser currently expects to commence an offer to purchase and related consent solicitation with respect to all of the outstanding Four Seasons Convertible Notes on such terms and conditions as determined by the Purchaser (including the related consent solicitation, the "CONVERTIBLE NOTES TENDER OFFER"). Four Seasons shall, at the expense of Purchaser, provide all cooperation reasonably requested by the Purchaser in connection with the Convertible Notes Tender Offer. The closing of the Convertible Notes Tender Offer shall be conditioned on the occurrence of the Effective Time, and, unless otherwise specified by the Purchaser, the Parties shall use their commercially reasonable efforts to cause the Convertible Notes Tender Offer to close immediately prior to the Effective Time. The Convertible Notes Tender Offer and other actions taken in connection therewith shall be conducted in accordance with all applicable rules and resolutions of the Securities Authorities and other applicable Laws.

                                  ARTICLE VIII
                   TERM, TERMINATION, AMENDMENT AND WAIVER

8.1  TERM

     This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

8.2   TERMINATION

     (1) TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Purchaser and Four Seasons.

     (2) TERMINATION BY EITHER PURCHASER OR FOUR SEASONS. This Agreement may be terminated by either Purchaser or Four Seasons at any time prior to the Effective Time:

          (a) if the Effective Time has not occurred on or prior to the Outside Date, except that the right to terminate this Agreement under this clause (a) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations has been a principal cause of, or resulted in, the failure of the Effective Time to occur by such date; or

          (b) if the Required Vote is not obtained at the Four Seasons Meeting (or any adjournment or postponement thereof); or

          (c) if any Law makes the consummation of the Arrangement or the transactions contemplated by this Agreement illegal or otherwise prohibited, and such Law has become final and nonappealable.

     (3) TERMINATION BY PURCHASER. This Agreement may be terminated by Purchaser at any time prior to the Effective Time:

          (a) if (i) the Board shall have failed to publicly recommend this Agreement or the Arrangement, (ii) the Board or any committee thereof (including the Special Committee) shall have withdrawn or qualified, amended or modified in a manner adverse to the Purchaser its approval or recommendation of the Arrangement,
               (iii) Four Seasons or the Board or any committee thereof (including the Special Committee) publicly announces its intention to do, or that it has done, any of the foregoing, (iv) the Board fails to publicly reaffirm its recommendation of this Agreement and the Arrangement after the announcement or commencement of any Acquisition Proposal or within a reasonable period of time after having been requested to do so by the Purchaser, or (v) any person (other than Purchaser or any of its affiliates or Triples) shall have become the beneficial owner of 33-1/3% or more of the outstanding Limited Voting Shares (either on a primary or diluted basis) and such person has indicated publicly an intention to influence control of Four Seasons or to make an Acquisition Proposal;

          (b) subject to Section 7.1, if the Purchaser is not in material breach of its obligations under this Agreement and Four Seasons breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.2(a) or
               Section 6.2(b);

          (c) if Four Seasons breaches its covenants or agreements in Section 2.1(c) or Section 5.3(b); or

          (d) if Four Seasons breaches its covenants or agreements in Section 7.2(1).

     (4) TERMINATION BY FOUR SEASONS. Subject to Section 7.1, this Agreement may be terminated by Four Seasons at any time prior to the Effective Time, if Four Seasons is not in material breach of its obligations under this Agreement and Purchaser breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b).

     (5) EFFECT OF TERMINATION. If this Agreement is terminated in accordance with the foregoing provisions of this Section, this Agreement shall forthwith become void and of no further force or effect and no Party shall have any further obligations or liability hereunder except as provided in Sections 5.7, 7.3, 7.4, 7.5, the last sentence of Section 7.6, Sections 9.1, 9.2, 9.5, 9.6, 9.7 and 9.8 and this Section 8.2(5)
          and the Confidentiality Agreements and as otherwise expressly contemplated hereby.

     (6) Notwithstanding anything else contained herein, this Agreement may not be terminated by the Purchaser, if the Purchaser, the Purchaser Parties or any of their respective affiliates have failed to vote in favour of the Arrangement Resolution at the Four Seasons Meeting or indicated an intention to do so.

8.3   AMENDMENT

      This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Four Seasons Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, and any such amendment may, subject to the Interim Order and Final Order and applicable Laws, without limitation:

          (a) change the time for performance of any of the obligations or acts of the Parties;

          (b) waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

          (c) waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and/or

          (d) waive compliance with or modify any conditions precedent herein contained.

8.4   WAIVER

      Any Party may (i) extend the time for the performance of any of the obligations or acts of the other Party, (ii) waive compliance with any of the other Party's agreements or the fulfillment of any conditions to its own obligations contained herein, or (iii) waive inaccuracies in any of the other Party's representations or warranties contained herein or in any document delivered by the other Party; PROVIDED, HOWEVER, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived.

                                   ARTICLE IX
                               GENERAL PROVISIONS

9.1   NOTICES

      All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile or e-mail transmission, or as of the following business day if sent by prepaid overnight courier, to the Parties at the following addresses (or at such other addresses as shall be specified by either Party by notice to the other given in accordance with these provisions):

if to the PURCHASER:

c/o FS Washington Acquisition Corp.
2365 Carillon Point
Kirkland, Washington, U.S.A.
98033

Attention:  General Counsel
Facsimile:  (425) 576-8078

and to:

c/o Kingdom Hotels International
P.O. Box 309GT
George Town, Grand Cayman
Cayman Islands

Attention:  President
Facsimile:  (345) 949-8080

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006

Attention:  Christopher Austin
Facsimile:  (212) 225-3999

E-mail:     caustin@cgsh.com

and to:

Isadore Sharp
c/o Ogilvy Renault LLP
Suite 3800
Royal Bank Plaza, South Tower
200 Bay Street
P.O. Box 84 Toronto, Ontario, Canada

Attention: Norman Steinberg/Ava Yaskiel

Telephone:  (416) 216-4000
Facsimile:  (416) 216-3930

E-mail:     nsteinberg@ogilvyrenault.com
            ayaskiel@ogilvyrenault.com
and to:

Hogan & Hartson LLP
555 13th Street, N.W.
Washington, D.C.  20004
USA

Attention:  Bruce W. Gilchrist

Telephone:  (202) 637-5686
Facsimile:  (866) 692-1475

E-mail:     BWGilchrist@HHLaw.com

and to:

Stikeman Elliott LLP
Barristers & Solicitors
1155 Rene-Levesque Boulevard
Suite 4000
Montreal, Quebec, Canada   H3B 3V2

Attention:  Pierre A. Raymond and Marc B. Barbeau

Telephone:  (514) 397-3000
Facsimile:  (514) 397-3222

E-mail:     praymond@stikeman.com
            mbarbeau@stikeman.com

and to:

McCarthy Tetrault LLP
Suite 4700
Toronto Dominion Bank Tower
Toronto, Ontario, Canada   M5K 1E6

Attention:  Garth Girvan

Telephone:  (416) 362-1812
Facsimile:  (416) 868-0673

E-mail:     ggirvan@mccarthy.ca

and to:

Michael R. Jensen
16 Quai General-Guisan, P.O. Box 3946
CH-1211
Geneva 3, Switzerland

Facsimile:  +41-22-317-5571

and to:

PJ Shoucair
Kingdom Holding Company
Kingdom Center -- Floor # 66
P.O. Box 2 Riyadh 11321
Kingdom of Saudi Arabia

Facsimile:  +966 (1) 211-1208

if to FOUR SEASONS:

Four Seasons Hotels Inc.
1165 Leslie Street
Toronto, Ontario  M3C 2K8

Attention:  Randolph Weisz
            Executive Vice President, Business Administration,
            General Counsel and Secretary

Facsimile:  (416) 441-4349

E-mail:     randolph.weisz@fourseasons.com

with a copy to (which shall not constitute notice):

Goodmans LLP
Suite 2400
250 Yonge Street
Toronto, Ontario, Canada  M5B 2M6

Attention:  Jonathan Lampe/Sheldon Freeman

Facsimile:  (416) 979-2211

E-Mail:     jlampe@goodmans.ca
            sfreeman@goodmans.ca
and to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY  10019-6150

Attention:  David A. Katz

Facsimile:  (212) 403-1000

E-Mail:     dakatz@wlrk.com

and to:

Osler, Hoskin & Harcourt LLP
100 King Street West, Suite 6100
Toronto, Ontario, Canada M5X 1B8

Attention:  Jean M. Fraser

Facsimile:  (416) 862-6666

E-Mail:     jfraser@osler.com

9.2   GOVERNING LAW; WAIVER OF JURY TRIAL

      This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of Ontario and the laws of Canada applicable therein, and shall be construed and treated in all respects as an Ontario contract. Each of the Parties hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the Province of Ontario in respect of all matters arising under and in relation to this Agreement and the Arrangement. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

9.3   INJUNCTIVE RELIEF

      The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions and other equitable relief to prevent breaches of this Agreement, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived.

9.4   TIME OF ESSENCE

      Time shall be of the essence in this Agreement.

9.5   ENTIRE AGREEMENT, BINDING EFFECT AND ASSIGNMENT

      (1) The Purchaser may assign all or any part of its rights under this Agreement to, and its obligations under this Agreement may be assumed by, an affiliate of the shareholders of the Purchaser, provided that if such assignment and/or assumption takes place, the Purchaser shall continue to be liable jointly and severally with such subsidiary or affiliate, as the case may be, for all of its obligations hereunder. This Agreement shall be binding on and shall enure to the benefit of the Parties and their respective successors and permitted assigns.

      (2) This Agreement (including the exhibits and schedules hereto), the Disclosure Letter, the Voting Agreement, the Sponsor Guarantee and the Confidentiality Agreements constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either of the Parties without the prior written consent of the other Party.

9.6   SEVERABILITY

      If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.7   NO THIRD PARTY BENEFICIARIES

      Except as provided in Sections 7.3(1) and 7.7, and except for the rights of the Four Seasons Shareholders to receive the consideration for their Limited Voting Shares following the Effective Time pursuant to the Arrangement, which rights are hereby acknowledged and agreed by the Purchaser, this Agreement is not intended to confer any rights or remedies upon any person other than the Parties to this Agreement. Four Seasons appoints the Purchaser as the trustee for the Purchaser Payment Parties of the covenants of Four Seasons with respect to such Purchaser Payment Parties as specified in Section 7.3(1) of this Agreement and the Purchaser accepts such appointment. The Purchaser appoints Four Seasons as the trustee for the directors and officers of Four Seasons and its subsidiaries of the covenants of the Purchaser with respect to those individuals as specified in Section 7.7 of this Agreement and Four Seasons accepts such appointment.

9.8   RULES OF CONSTRUCTION

      The Parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

9.9   COUNTERPARTS, EXECUTION

      This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF Purchaser and Four Seasons have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                      FS ACQUISITION CORP.

                                      By:     /S/"MICHAEL LARSON"
                                              --------------------------------
                                              Director
                                              --------------------------------

                                      By:     /S/"CHARLES S. HENRY"
                                              --------------------------------
                                              Director
                                              --------------------------------


                                      FOUR SEASONS HOTELS INC.

                                      By:     /S/"KATHLEEN TAYLOR"
                                              --------------------------------
                                              President & Chief Operating
                                              Officer
                                              --------------------------------
                                      By:     /S/"RANDOLPH WEISZ"
                                              --------------------------------
                                              Executive Vice President,
                                              General Counsel & Secretary
                                              --------------------------------

                  [Signature Page to Acquisition Agreement]

                                   SCHEDULE A

                          TO THE ACQUISITION AGREEMENT

                               PLAN OF ARRANGEMENT

                               PLAN OF ARRANGEMENT
                                UNDER SECTION 182
                  OF THE BUSINESS CORPORATIONS ACT (ONTARIO)


                                    ARTICLE 1
                                 INTERPRETATION

1.1  DEFINITIONS

     In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

     "ACQUISITION AGREEMENT" means the acquisition agreement dated February 9, 2007, between Purchaser and Four Seasons and any amendment thereto made in accordance with such agreement;

     "aFFILIATE" has the meaning ascribed thereto in the SECURITIES ACT (Ontario) and, for purposes of this Plan of Arrangement, the Foundation shall not be considered an affiliate of FS Washington or of the Purchaser;

     "ARRANGEMENT" means an arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 8.3 of the Acquisition Agreement or Article 6 hereof or made at the direction of the Court in the Final Order;

     "ARRANGEMENT RESOLUTION" means the special resolution of the shareholders of Four Seasons substantially in the form and content of Schedule B to the Acquisition Agreement;

     "ARTICLES OF ARRANGEMENT" means the articles of arrangement of Four Seasons in respect of the Arrangement, to be sent to the Director after the Final Order is made, subject to the terms of the Acquisition Agreement;

     "BUSINESS DAY" means any day, other than a Saturday, a Sunday and a statutory holiday in Toronto, Canada, Seattle, Washington, United States of America, or New York, New York, United States of America;

     "CERTIFICATE" means the certificate of arrangement giving effect to the Arrangement, issued pursuant to Subsection 183(2) of the OBCA after the Articles of Arrangement have been filed;

     "COURT" means the Ontario Superior Court of Justice;

     "DEPOSITARY" means Computershare Investor Services Inc. or such other person as is appointed to act as depositary for the purposes of the Arrangement by Four Seasons, acting reasonably;

     "DIRECTOR" means the Director appointed pursuant to Section 278 of the OBCA;

     "DISSENT RIGHTS" means the rights of dissent in respect of the Arrangement described in Article 4;

     "DISSENTING SHAREHOLDER" means a holder of Limited Voting Shares who properly dissents in respect of the Arrangement in strict compliance with the procedures for exercising Dissent Rights and does not withdraw such dissent prior to the Effective Time;

     "EFFECTIVE DATE" means the date shown on the Certificate, provided that such date occurs on or prior to the Outside Date;

     "EFFECTIVE TIME" means the time on the Effective Date as specified in writing by Four Seasons;

     "EXCHANGE RATE" means the Bank of Canada's published rate of exchange of Canadian dollars for United States dollars at noon on the day prior to the Effective Date;

     "FINAL ORDER" means the final order of the Court approving the Arrangement as such order may be amended or varied by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

     "FOUNDATION" means the Bill and Melinda Gates Foundation Trust;

     "FOUR SEASONS" means Four Seasons Hotels Inc., a corporation existing under the laws of Ontario, Canada and any corporation formed on the amalgamation of Four Seasons with one or more of its wholly-owned subsidiaries;

     "FOUR SEASONS CIRCULAR" means the notice of the Four Seasons Meeting and accompanying Four Seasons management information circular, including all schedules, appendices and exhibits thereto, to be sent to shareholders of Four Seasons in connection with the Four Seasons Meeting, as amended, supplemented or otherwise modified;

     "FOUR SEASONS CONVERTIBLE NOTE INDENTURE" means the indenture dated as of June 18, 2004 between Four Seasons and The Bank of Nova Scotia Trust Company of New York, as supplemented by the first supplemental indenture dated as of June 18, 2004 between those same parties;

     "FOUR SEASONS CONVERTIBLE NOTES" means the U.S.$250,000,000 aggregate principal amount of 1.875% convertible senior notes of Four Seasons maturing July 30, 2024 issued pursuant to the Four Seasons Convertible Note Indenture;

     "FOUR SEASONS MEETING" means the special meeting of holders of Limited Voting Shares, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement;

     "FOUR SEASONS OPTION" means an option to purchase Limited Voting Shares granted under the Four Seasons Stock Option Plan;

     "FOUR SEASONS STOCK OPTION PLAN" means the Four Seasons Restated Director, Executive and Employee Stock Option Plan, as amended through February 26, 2004;

     "FSHL" means Four Seasons Hotels Limited, a corporation existing under the laws of Ontario, Canada, a subsidiary of Four Seasons;

     "FS WASHINGTON" means FS Washington Acquisition Corp, a corporation organized under the laws of the state of Washington;

     "GOVERNMENTAL ENTITY" means any (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) any subdivision, agent or authority of any of the foregoing, or (c) any quasi-governmental or private body, including any tribunal, commission, commissioner, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

     "HOLDERS" means, (a) when used with reference to the Limited Voting Shares, the holders of Limited Voting Shares shown from time to time in the register maintained by or on behalf of Four Seasons in respect of the Limited Voting Shares and (b) when used with reference to the Four Seasons Options, the holders of Four Seasons Options shown from time to time in the register maintained by or on behalf of Four Seasons in respect of the Four Seasons Options;

     "INTERIM ORDER" means the interim order of the Court, as the same may be amended in respect of the Arrangement, as contemplated by Section 2.2 of the Acquisition Agreement;

     "KINGDOM" means Kingdom Investments I (TSF) Sarl, a company organized under the laws of Luxembourg;

     "LETTER OF TRANSMITTAL" means the letter of transmittal to be sent by Four Seasons to holders of Limited Voting Shares for use in connection with the Arrangement;

     "LIENS" means any hypothecations, mortgages, liens, charges, security interests, pledges, claims, encumbrances and adverse rights or claims;

     "LIMITED VOTING SHARES" means the limited voting shares in the capital of Four Seasons;

     "MEETING DATE" means the date of the Four Seasons Meeting;

     "OBCA" means the BUSINESS CORPORATIONS ACT (Ontario) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

     "OUTSIDE DATE" means June 30, 2007, subject to the right of any Party to postpone the Outside Date for up to an additional 90 days (in 30-day increments) if the Regulatory Approvals have not been obtained and have not been denied by a non-appealable decision of a Governmental Entity, by giving written notice to the other Party to such effect no later than 5:00 p.m. (Eastern time) on the date that is 15 days prior to the original Outside Date (and any subsequent Outside Date), or such later date as may be agreed to in writing by the Parties; provided that notwithstanding the foregoing, a Party shall not be permitted to postpone the Outside Date if the failure to obtain a Regulatory Approval is materially the result of such Party's failure to cooperate in accordance with
Section  5.5(a)  of the  Acquisition  Agreement  in  obtaining  such  Regulatory
Approval;

     "PARTIES" means the Purchaser and Four Seasons, and "PARTY" means either of them;

     "PERSON" includes an individual, limited or general partnership, limited liability company, limited liability partnership, trust, joint venture, association, body corporate, unincorporated organization, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

     "PURCHASER" means FS Acquisition Corp., a company existing under the laws of British Columbia, Canada and any successor corporation thereto;

     "PURCHASER CLASS A NON-VOTING SHARES" means the first class of Purchaser Non-Voting Shares;

     "PURCHASER CLASS B NON-VOTING SHARES" means the second class of Purchaser Non-Voting Shares;

     "PURCHASER CLASS C NON-VOTING SHARES" means the third class of Purchaser Non-Voting Shares;

     "PURCHASER CLASS D NON-VOTING SHARES" means the fourth class of Purchaser Non-Voting Shares;

     "PURCHASER NON-VOTING SHARES" means the four classes of non-voting shares in the capital of the Purchaser;

     "SALE  OF  CONTROL   AGREEMENT"  means  the  agreement  entitled  Long-Term
Incentive Plan made January 11, 1990 among Four Seasons, FSHL and Sharp ;

     "SHARE ACQUISITION AGREEMENT" means the agreement dated February 9, 2007 between Foundation and Four Seasons and any amendment thereto made in accordance with such agreement;

     "SHARP" means Mr. Isadore Sharp;

     "TAX ACT" means the INCOME TAX ACT (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

     "TRIPLES" means Triples Holdings Limited, a corporation existing under the laws of Ontario, Canada; and

     "VARIABLE MULTIPLE VOTING SHARES" means the variable multiple voting shares in the capital of Four Seasons.


1.2  SECTIONS AND HEADINGS

     The division of this Plan of Arrangement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of

Arrangement to articles or sections refers to the specified articles or sections of this Plan of Arrangement.


1.3  NUMBER, GENDER AND PERSONS

     In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and VICE VERSA and words importing any gender include all genders.


1.4  DATE OF ANY ACTION

     In the event that any date on which any action is required to be taken under this Plan of Arrangement is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.


1.5  TIME

     Time shall be of the essence in this Plan of Arrangement.


                                    ARTICLE 2
                                 BINDING EFFECT

2.1  BINDING EFFECT

     This Plan of Arrangement, within the meaning of Section 182 of the OBCA, will become effective on, and be binding on and after, the Effective Date on (i) Four Seasons, (ii) Purchaser, (iii) all holders and all beneficial owners of Limited Voting Shares, (iv) all holders of Four Seasons Options, and (v) all holders and beneficial owners of Variable Multiple Voting Shares.


                                    ARTICLE 3
                                   ARRANGEMENT

3.1  ARRANGEMENT

     Commencing at the Effective Time, the following shall occur and shall be deemed to occur in the following order without any further act or formality:

     (a) at the Effective Time, Purchaser shall be deemed, subject to having obtained any necessary regulatory relief, to have entered into an agreement with Four Seasons pursuant to which Purchaser shall at such time transfer or cause to be transferred to Four Seasons those Four Seasons Convertible Notes then owned by it or any of its subsidiaries and acquired pursuant to an offer made to all holders of Four Seasons Convertible Notes at the same price per Four Seasons Convertible Note as Purchaser or any of its subsidiaries paid for the Four Seasons Convertible Notes (the "Purchase Amount"), and the Four Seasons
          Convertible  Notes that are thereby  transferred to Four

          Seasons shall be immediately thereafter cancelled, in each case without further act or formality. Four Seasons may, in full and absolute satisfaction of the Purchase Amount, pay the Purchase Amount in cash or through the issuance of a demand promissory note;

     (b) five minutes following the step contemplated in Section 3.1(a), pursuant to and in full satisfaction of the Share Acquisition Agreement, the Limited Voting Shares held by Foundation immediately before the Effective Time will be transferred (free and clear of Liens) to Four Seasons without any further act or formality in exchange for US$82.00 in cash per Limited Voting Share and the Foundation shall cease to be a holder of such Limited Voting Shares and such shares shall be cancelled;

     (c) five minutes following the step contemplated in Section 3.1(b), the voting rights attached to the Variable Multiple Voting Shares shall be reduced to one vote per share but such shares shall remain designated as Variable Multiple Voting Shares;

     (d) five minutes following the step contemplated in Section 3.1(c), all of the Four Seasons Options granted and outstanding immediately prior to the Effective Time shall, without any further action on behalf of any holder of Four Seasons Options, be transferred by each holder thereof to Four Seasons without any further act or formality in exchange for a cash amount equal to the excess, if any, of (i) the product of the number of Limited Voting Shares underlying the Four Seasons Options held by such holder and US$82.00 over (ii) the sum of the exercise prices for each Limited Voting Share underlying the Four Seasons Options held by such holder (converted at the Exchange Rate);

     (e) with respect to each Four Seasons Option, the holder of such Four Seasons Option shall cease to be the holder of such Four Seasons Option and such holder's name shall be removed from the register of Four Seasons Options as the holder of such Four Seasons Options concurrently with the step contemplated in Section 3.1(d);

     (f) the Four Seasons Stock Option Plan shall be cancelled concurrently with the completion of the step contemplated in Section 3.1(d);

     (g) five minutes following the step contemplated in Section 3.1(d), the Limited Voting Shares held by Dissenting Shareholders shall be deemed to have been transferred without any further act or formality to the Purchaser (free and clear of any Liens) and such holders shall cease to have any rights as shareholders other than the right to be paid the fair value of their Limited Voting Shares as set out in Section 4.1;

     (h) concurrently with the step contemplated in Section 3.1(g), all Limited Voting Shares outstanding immediately prior to the Effective Time other than Limited Voting Shares held by (i) Dissenting Shareholders; or (ii) Kingdom and FS Washington, shall be transferred without any further act or formality by the holder thereof to Purchaser (free and clear of any Liens), for US$82.00 in cash per Limited Voting Share;

     (i) with respect to each Limited Voting Share transferred to Purchaser pursuant to Sections 3.1(g) or 3.1(h) and concurrently with the step contemplated in Section 3.1(g):

          (i) the holder of each such Limited Voting Share shall cease to be the holder of such Limited Voting Share and such holder's name shall be removed as the holder of such Limited Voting Shares from the register of Limited Voting Shares; and

         (ii) Purchaser shall be deemed to be the transferee of such Limited Voting Shares (free and clear of any Liens) and shall be entered in the register of Limited Voting Shares as the holder thereof;

     (j) concurrently with the step contemplated in Section 3.1(g), all outstanding Limited Voting Shares held by Kingdom and FS Washington shall be transferred without any further act or formality by the holder thereof to Purchaser (free and clear of any Liens) in exchange for Purchaser Class A Non-Voting Shares (in the case of Kingdom) and Purchaser Class B Non-Voting Shares (in the case of FS Washington) on a one-for-one basis;

     (k) with respect to each Limited Voting Share transferred to Purchaser pursuant to Section 3.1(j) and concurrently with the step contemplated in Section 3.1(g):

          (i) the holder of each such Limited Voting Share shall cease to be the holder of such Limited Voting Share and such holder's name shall be removed as the holder of such Limited Voting Shares from the register of Limited Voting Shares; and

         (ii) Purchaser shall be deemed to be the transferee of such Limited Voting Shares (free and clear of any Liens) and shall be entered in the register of Limited Voting Shares as the holder thereof;

     (l)  concurrently with the step contemplated in Section 3.1(g),

          (i) a number of the outstanding Variable Multiple Voting Shares owned by Triples shall be transferred without any further act or formality by Triples to Purchaser (free and clear of any Liens) on a one-for-one basis in exchange for a number of Class C Non-Voting Shares of Purchaser equal to the difference between
               (1) 1/19 multiplied by the sum of 900 plus the total number Class A Non-Voting Shares and Class B Non-Voting Shares of Purchaser issued on or prior to the Effective Date, and (2) 100; and

          (ii) the remaining number of the outstanding Variable Multiple Voting Shares owned by Triples shall be transferred without any further act or formality by Triples to Purchaser (free and clear of any Liens) in exchange for an equal number of Purchaser Class D Non-Voting Shares; and

     (m) with respect to the Variable Multiple Voting Shares transferred to Purchaser pursuant to Section 3.1(l) and concurrently with the step contemplated in Section 3.1(g):

          (i) Triples shall cease to be the holder of such Variable Multiple Voting Shares and Triples' name shall be removed as the holder of such Variable Multiple Voting Shares from the register of Variable Multiple Voting Shares; and

          (ii) Purchaser shall be deemed to be the transferee of such Variable Multiple Voting Shares (free and clear of any Liens) and shall be entered in the register of Variable Multiple Voting Shares as the holder thereof; and

     (n) FSHL shall pay the amount payable to Sharp calculated in accordance with the Sale of Control Agreement in full satisfaction of all obligations to Sharp under the Sale of Control Agreement.

3.2  ADJUSTMENTS TO CONSIDERATION

     The consideration payable by Purchaser or Four Seasons with respect to each Limited Voting Share transferred pursuant to Sections 3.1(b), 3.1(g), 3.1(h) or 3.1(j), each Four Seasons Option transferred pursuant to Section 3.1(d) and each Variable Multiple Voting Share transferred pursuant to Section 3.1(l), shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Limited Voting Shares or Variable Multiple Voting Shares other than stock dividends paid in lieu of ordinary course dividends), consolidation, reorganization, recapitalization or other like change with respect to Limited Voting Shares or Variable Multiple Voting Shares occurring after the date of the Acquisition Agreement and prior to the Effective Time.


                                    ARTICLE 4
                                RIGHTS OF DISSENT

4.1  RIGHTS OF DISSENT

     Holders of Limited Voting Shares may exercise dissent rights ("Dissent Rights") in connection with the Arrangement in accordance with Section 185 of the OBCA, the Interim Order and this Section 4.1; provided that, notwithstanding Subsection 185(6) of the OBCA, the written objection to the Arrangement Resolution referred to in Subsection 185(6) of the OBCA must be received by Four Seasons not later than 5:00 p.m. (Toronto time) on the Business Day immediately preceding the date of the Four Seasons Meeting. Dissenting Shareholders shall be deemed to have transferred Limited Voting Shares held by them to Purchaser, as provided in Section 3.1(g), and if ultimately determined not to be entitled, for any reason, to be paid fair value for their Limited Voting Shares shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Limited Voting Shares. In no case shall Purchaser, Four Seasons or any other person be required to recognize such holders as holders of Limited Voting Shares after the completion of the step contemplated by Section 3.1(g).


                                    ARTICLE 5
                            PAYMENT AND CERTIFICATES

5.1  PAYMENT OF CASH CONSIDERATION

     (a) At the Effective Time, Purchaser shall deposit with the Depositary, for the benefit of the holders of Limited Voting Shares (other than Kingdom, Foundation and FS Washington) and holders of Four Seasons Options (on behalf of Four Seasons) cash in the aggregate amount equal to the payments contemplated by Sections 3.1(d) and 3.1(h), as the case may be, and Four Seasons shall deposit with the Depositary cash in the aggregate amount equal to the payments contemplated by Section 3.1(b).

     (b) Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented Limited Voting Shares that were transferred as provided in Sections 3.1(b) or 3.1(h), together with a duly completed Letter of Transmittal and with such other documents and instruments as would have been required to effect the transfer of the shares formerly represented by such certificate under the OBCA and the by-laws of Four Seasons, and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor the cash payment (net of amounts required to be withheld pursuant to Section 5.4) which such holder is entitled to receive pursuant to Sections 3.1(b) or 3.1(h), as applicable, and the certificate so surrendered shall forthwith be cancelled.

     (c) Subject to Section 5.3, Purchaser shall cause the Depositary, as soon as practicable and in any event within o days following the later of the Effective Date and the date of deposit with the Depositary of the documentation as provided in Section 5.1(b), to:

          (i) forward or cause to be forwarded by first class mail (postage paid) to the holder at the address specified in the Letter of Transmittal; or

          (ii) if requested by the holder in the Letter of Transmittal, make available at the Depositary for pick-up by the holder; or

          (iii) if the Letter of Transmittal neither specifies an address nor contains a request as described in Section 5.1(c)(ii), forward or cause to be forwarded by first class mail (postage paid) to the holder at the address of such holder as shown on the share register maintained by or on behalf of Four Seasons as at the Effective Time;

          a cheque representing the cash payment, if any, payable to such holder of Limited Voting Shares in accordance with the provisions hereof (net of amounts required to be withheld pursuant to Section 5.4).

     (d) As soon as practicable and in any event within o days following the Effective Date, Purchaser shall cause the Depositary to deliver, on behalf of Four Seasons, to each holder of Four Seasons Options as reflected on the register maintained by or on behalf of Four Seasons in respect of Four Seasons Options, a cheque representing the cash payment, if any, which such holder of Four Seasons Options is entitled to receive pursuant to Section 3.1(d) (net of amounts required to be withheld pursuant to Section 5.4).

     (e) No holder of Limited Voting Shares (other than Kingdom and FS Washington) shall be entitled to receive any consideration with respect to the Limited Voting Shares, other than the cash payment, if any, which they are entitled to receive in accordance with Sections 3.1(b) and 3.1(h) (net of amounts required to be withheld pursuant to Section 5.4) and, for greater certainty, no such holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith.

     (f) Until such time as a former holder of the Limited Voting Shares complies with the provisions of Section 5.1(b), the cash payment, if any, to which such holder is entitled (net of amounts required to be withheld pursuant to Section 5.4) shall, subject to Section 5.3, be paid to the Depositary to be held in trust for such holder for delivery to the holder, without interest, upon deposit with the Depositary of the documentation as provided in Section 5.1(b).

     (g) Until surrendered as contemplated by this Section 5.1, each certificate which immediately prior to the Effective Date represented Limited Voting Shares that were cancelled or exchanged as provided in Sections 3.1(b) and 3.1(h) shall be deemed at all times after the time which is 5 minutes following the Effective Time or 20 minutes following the Effective Time, respectively, to represent only the right to receive upon such surrender (together with the documentation set forth in Section 5.1(b)) the cash payment which such holder is entitled to receive pursuant to the provisions hereof.

     (h) On the Effective Date, Purchaser shall cause FSHL to pay Sharp the amount payable pursuant to Section 3.1(n) and in accordance with the Sale of Control Agreement (net of amounts required to be withheld pursuant to Section 5.4).


5.2  LOST CERTIFICATES

     In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Limited Voting Shares that were transferred pursuant to Sections 3.1(b) or Section 3.1(h) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will pay in exchange for such lost, stolen or destroyed certificate, the cash payment which such holder is entitled to receive pursuant to Sections 3.1(b) or 3.1(h) (net of amounts required to be withheld pursuant to Section 5.4). When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the person to whom the payment is made shall, as a condition precedent to the delivery thereof, give a bond satisfactory to Four Seasons, Purchaser and the Depositary in such sum as Purchaser may direct or otherwise indemnify Purchaser in a manner satisfactory to Purchaser against any claim that may be made against Purchaser with respect to the certificate alleged to have been lost, stolen or destroyed.


5.3  EXTINCTION OF RIGHTS

     If any holder of Limited Voting Shares fails for any reason to deliver to the Depositary for cancellation the certificates formerly representing Limited Voting Shares (or an affidavit of loss and bond or other indemnity pursuant to Section 5.2), together with such other documents or instruments required for such holder to receive payment for Limited Voting Shares, on or before the sixth anniversary of the Effective Date, such holder shall be deemed to have donated and forfeited to Purchaser any cash (net of amounts required to be withheld pursuant to Section 5.4) held by the Depositary in trust for such holder to which such holder is entitled. At and after the Effective Time, any certificate formerly representing Limited Voting Shares shall represent only the right to receive the consideration provided in this Plan of Arrangement; provided that such certificates shall, on the sixth anniversary of the Effective Date, cease to represent a claim of any nature whatsoever and shall be deemed to have been surrendered to Purchaser and shall be cancelled.


5.4  WITHHOLDING RIGHTS

     Four Seasons, FSHL, Purchaser and the Depositary shall be entitled to deduct and withhold from any consideration otherwise payable to any holder of Limited Voting Shares, to any holder of Four Seasons Options or to Sharp under this Plan of Arrangement, such amounts as Four Seasons, FSHL, Purchaser, or the Depositary is required to deduct and withhold with respect to such payment under the Tax Act, the UNITED STATES INTERNAL REVENUE CODE OF 1986 or any provision of provincial, state, local or foreign tax law, in each case, as amended or succeeded and subject to the provisions of any applicable income tax treaty between Canada and the country where the holder is resident. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the Limited Voting Shares or Four Seasons Options, as the case may be, or to Sharp in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted in accordance with applicable law to the appropriate taxing authority.


                                    ARTICLE 6
                                   AMENDMENTS

6.1  AMENDMENTS TO PLAN OF ARRANGEMENT

     (a) Four Seasons reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved by Purchaser, (iii) filed with the Court and, if made following the Four Seasons Meeting, approved by the Court and (iv) communicated to holders of Limited Voting Shares if and as required by the Court.

     (b) Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Four Seasons at any time prior to the Four Seasons Meeting (provided that Purchaser shall have consented thereto) with or without any other prior notice or communication, and if so proposed and approved by the persons voting at the Four Seasons Meeting (as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

     (c) Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Four Seasons Meeting shall be effective only if (i) it is consented to by each of Four Seasons and the Purchaser and (ii) if required by the Court, it is approved by holders of the Limited Voting Shares voting in the manner directed by the Court.

     (d) Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Purchaser, provided that it concerns a matter which, in the reasonable opinion of Purchaser, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any holder of Limited Voting Shares.

     (e) This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Acquisition Agreement.


                                    ARTICLE 7
                               FURTHER ASSURANCES

     Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement, within the meaning of Section 182 of the OBCA and, in particular, that the share exchanges, within the meaning of Subsection 182(1)(f) of the OBCA, shall become effective without any further act or formality, each of the Parties shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

                                   SCHEDULE B

                          TO THE ACQUISITION AGREEMENT

             SPECIAL RESOLUTION OF THE FOUR SEASONS SHAREHOLDERS


BE IT RESOLVED THAT:

1. The arrangement (the "ARRANGEMENT") under Section 182 of the BUSINESS CORPORATIONS ACT (Ontario) (the "OBCA") involving Four Seasons Hotels Inc. ("FOUR SEASONS"), as more particularly described and set forth in the Management Information Circular (the "CIRCULAR") of Four Seasons accompanying the notice of this meeting (as the Arrangement may be modified or amended), is hereby authorized, approved and adopted.

2. The plan of arrangement, as it may be or have been amended, (the "PLAN OF ARRANGEMENT") involving Four Seasons, the full text of which is set out in Schedule A to the Acquisition Agreement dated as of February 9, 2007, between Purchaser and Four Seasons (the "ACQUISITION AGREEMENT"), is hereby approved and adopted.

3. The Acquisition Agreement, the actions of the directors of Four Seasons in approving the Arrangement and the actions of the officers of Four Seasons in executing and delivering the Acquisition Agreement and any amendments thereto are hereby ratified and approved.

4. Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of Four Seasons or that the Arrangement has been approved by the Ontario Superior Court of Justice, the directors of Four Seasons are hereby authorized and empowered, at their discretion, without further notice to or approval of the shareholders of Four Seasons (i) to amend the Acquisition Agreement, or the Plan of Arrangement to the extent permitted by the Acquisition Agreement, and (ii) subject to the terms of the Acquisition Agreement, not to proceed with the Arrangement.

5. Any officer or director of Four Seasons is hereby authorized and directed for and on behalf of Four Seasons to execute and deliver articles of arrangement and such other documents as are necessary or desirable to the Director under the OBCA in accordance with the Acquisition Agreement.

6. Any officer or director of Four Seasons is hereby authorized and directed for and on behalf of Four Seasons to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such person's opinion may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

                                   SCHEDULE C

                          TO THE ACQUISITION AGREEMENT

                              REGULATORY APPROVALS

PART A - CANADA

     o Determination (or deemed determination) by the applicable minister(s) designated for purposes of the INVESTMENT CANADA ACT that the Arrangement is likely to be of "net benefit to Canada" for purposes of such Act.

     o    Approvals of the Canadian Securities Administrators as required.

PART B - UNITED STATES

     o Expiration of all applicable waiting periods under the HSR ACT or earlier termination thereof, including any voluntary agreed extensions.

     o Compliance with any applicable requirements of United States federal securities laws.

                                TABLE OF CONTENTS


ARTICLE I INTERPRETATION.....................................................1

   1.1      Definitions......................................................1
   1.2      Interpretation Not Affected by Headings.........................12
   1.3      Interpretation..................................................13
   1.4      Date for Any Action.............................................13
   1.5      Statutory References............................................13
   1.6      Currency........................................................13
   1.7      Accounting Principles...........................................13
   1.8      Knowledge.......................................................13
   1.9      Schedules.......................................................14

ARTICLE II THE ACQUISITION..................................................14

   2.1      Implementation Steps by Four Seasons............................14
   2.2      Interim Order...................................................14
   2.3      Articles of Arrangement; Closing................................15
   2.4      Circular........................................................15
   2.5      Preparation of Filings..........................................16
   2.6      Court Proceedings...............................................18
   2.7      Public Communications...........................................18

ARTICLE III REPRESENTATIONS AND WARRANTIES OF FOUR SEASONS..................19

   3.1      Representations and Warranties..................................19
   3.2      Survival of Representations and Warranties......................39

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER..................39

   4.1      Representations and Warranties of the Purchaser.................39
   4.2      Survival of Representations and Warranties......................41

ARTICLE V COVENANTS OF THE PARTIES..........................................41

   5.1      Covenants of Four Seasons Regarding the Conduct of Business.....41
   5.2      Pre-Acquisition Reorganizations.................................45
   5.3      Covenants of Four Seasons Regarding the Arrangement.............46
   5.4      Covenants of the Purchaser Regarding the Performance of
            Obligations.....................................................48
   5.5      Mutual Covenants................................................49
   5.6      Stock Options...................................................49
   5.7      Disclosure of Material Information upon Termination.............50

ARTICLE VI CONDITIONS.......................................................50

   6.1      Mutual Condition Precedents.....................................50
   6.2      Additional Conditions Precedent to the Obligations of the
            Purchaser.......................................................50
   6.3      Additional Conditions Precedent to the Obligations of
            Four Seasons....................................................52

ARTICLE VII ADDITIONAL AGREEMENTS...........................................52

   7.1      Notice and Cure Provisions......................................52
   7.2      Non-Solicitation................................................53
   7.3      Agreement as to Damages.........................................55
   7.4      Fees and Expenses...............................................57
   7.5      Liquidated Damages, Injunctive Relief and No Liability
            of Others.......................................................57
   7.6      Access to Information; Confidentiality..........................57
   7.7      Insurance and Indemnification...................................58
   7.8      Exchange De-Listing.............................................58
   7.9      Take-over Statutes..............................................59
   7.10     Tax Matters.....................................................59
   7.11     Debt Financing..................................................59
   7.12     Resignations....................................................60
   7.13     Convertible Notes Tender Offer..................................61

ARTICLE VIII TERM, TERMINATION, AMENDMENT AND WAIVER........................61

   8.1      Term............................................................61
   8.2      Termination.....................................................61
   8.3      Amendment.......................................................63
   8.4      Waiver..........................................................63

ARTICLE IX GENERAL PROVISIONS...............................................63

   9.1      Notices.........................................................63
   9.2      Governing Law; Waiver of Jury Trial.............................67
   9.3      Injunctive Relief...............................................67
   9.4      Time of Essence.................................................68
   9.5      Entire Agreement, Binding Effect and Assignment.................68
   9.6      Severability....................................................68
   9.7      No Third Party Beneficiaries....................................68
   9.8      Rules of Construction...........................................69
   9.9      Counterparts, Execution.........................................69